UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 11, 2016
Dear Fellow Shareholder,
2015 was a momentous year for Cliffs Natural Resources Inc. We made several crucial decisions aimed at strengthening the Company, our balance sheet and our core U.S. iron ore business. We have not veered from our U.S. based strategy which is predicated on one fundamental fact: China’s steel demand is actually shrinking, not growing. During one of the most demanding environments for global iron and domestic steel in over a decade, we accomplished all that we set out to do.
We are entering 2016 as a new and improved company. Our roadmap to our future financial success is simple and actionable. We will maintain our non-stop focus on cost reduction; use our technical expertise and strong market position in the United States to increase our product offering and foster improved profitability; and continue to pursue debt reduction opportunities.
As stewards of the company and its assets, we are fully committed to acting in the best interests of all Cliffs’ shareholders. I would like to take this opportunity to thank all of you, our fellow shareholders, for your unwavering support as we took the bold steps necessary in pursuit of our strategy. We know we have more work to do. I am grateful for your far-sighted investment in our great company and continued trust in Cliffs.
Thank you very much for your great support.
Sincerely,
Lourenco Goncalves
Chairman, President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2016
11:30 a.m. EDT
North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114

To the Shareholders of Cliffs Natural Resources Inc.:
The 2016 Annual Meeting of Shareholders of Cliffs Natural Resources Inc., or "Cliffs", will be held at North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 11:30 a.m., EDT, on Wednesday, April 27, 2016 for the following purposes:

1.	To elect nine directors to act until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.	To approve the Amended and Restated 2014 Nonemployee Directors' Compensation Plan;

3.	To approve, on an advisory basis, our named executive officers' compensation;

4.	To consider the shareholder proposal regarding majority voting in director elections;

5.	To ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2016 fiscal year; and

6.	To transact such other business, if any, as may properly come before the 2016 Annual Meeting or any adjournment thereof.
In order to vote on the matters brought before the 2016 Annual Meeting, you may complete and mail the proxy card, vote by telephone or vote via the Internet, as explained on the proxy card. Holders of record of Cliffs' common shares at the close of business on February 29, 2016 are entitled to notice of, and to vote at, the 2016 Annual Meeting or any adjournments thereof.
By Order of the Board of Directors
James D. Graham
Executive Vice President, Chief Legal Officer & Secretary

March 11, 2016
Cleveland, Ohio

YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY TELEPHONE, BY INTERNET,
BY MAILING THE ENCLOSED PROXY CARD OR BY BALLOT IN PERSON AT THE 2016 ANNUAL MEETING.
The proxy statement and Cliffs’ 2015 Annual Report for the 2015 fiscal year are available at www.proxyvote.com
These materials also are available on Cliffs’ Investor Relations website at http://ir.cliffsnaturalresources.com under “Financial Information,” then “Financial Highlights" then under the heading "Latest Proxy Statement.” If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares and, if you would like to attend the 2016 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee, nominee or other shareholder of record that holds the shares on your behalf.

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information.

2016 ANNUAL MEETING OF SHAREHOLDERS (page 5)
Date and Time:	Wednesday, April 27, 2016 at 11:30 a.m. EDT
Place:	North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
Record Date:	February 29, 2016
Voting:
Shareholders of record are entitled to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning the enclosed proxy card by mail; or attending the 2016 Annual Meeting of Shareholders (the "2016 Annual Meeting") in person (beneficial holders must obtain a legal proxy from their broker, banker, trustee, nominee or other shareholder of record granting the right to vote).

Mailing:	This proxy statement, the accompanying proxy card and our 2015 Annual Report will be mailed on or about March 11, 2016 to our shareholders of record as of the Record Date.

VOTING MATTERS (page 5)	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	14
Approval of the Amended and Restated 2014 Nonemployee Directors' Compensation Plan	FOR	20
Approval of, on an Advisory Basis, our Named Executive Officers' Compensation	FOR	54
Consideration of the shareholder proposal regarding majority voting in director elections	AGAINST	56
Ratification of Independent Registered Public Accounting Firm	FOR	59

DIRECTOR NOMINEES RECOMMENDED BY THE CLIFFS BOARD OF DIRECTORS (page 14)
Name	Age	Director Since	Experience/ Qualification	Independent (Yes / No)	Committee Memberships (1)	Other Current Public Directorships
John T. Baldwin	59	2014	Former Chairman of Audit Committee & CFO	Yes	• Audit*
Robert P. Fisher, Jr.	61	2014	President & CEO	Yes	• Audit • Compensation*
Lourenco Goncalves	58	2014	Chairman, President & CEO	No	• Strategy*	American Iron and Steel Institute
Susan M. Green	57	2007	Deputy General Counsel, U.S. Congressional Office of Compliance	Yes	• Governance
Joseph A. Rutkowski, Jr.	61	2014	Principal & Former Executive Vice President	Yes	• Compensation • Strategy	Insteel Industries, Inc.
James S. Sawyer	59	2014	Former CFO	Yes	• Audit
Michael D. Siegal	64	2014	Chairman & CEO	Yes	• Governance	Olympic Steel, Inc.
Gabriel Stoliar	62	2014	Managing Partner & Chairman	Yes	• Governance • Strategy • Audit	Tupy S.A.
Douglas C. Taylor	52	2014	Managing Partner	Yes	• Governance* • Compensation
* denotes committee chair
(1) Full committee names are: Audit - Audit Committee; Compensation - Compensation and Organization Committee; Governance - Governance and Nominating Committee; Strategy - Strategy Committee.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 1

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES (page 28)
Our guiding compensation principles, as established by the Compensation and Organization Committee for 2015, were as follows:
•
Align short-term and long-term incentives with results delivered to shareholders;
•
Design a simple and transparent incentive plan that focuses on absolute performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return, measured by share price appreciation plus dividends, if any), and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and Selling, General and Administrative cost control).
•
Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and
•
Continue to structure programs as in prior years to align with corporate governance best practices (for example, elimination of "gross-ups" related to change in control payments, use of "double-trigger" change in control equity vesting provisions for future equity awards, use of Share Ownership Guidelines and operation of a clawback policy related to incentive compensation for our executive officers).

2015 EXECUTIVE COMPENSATION SUMMARY (page 41)
The numbers in the following table showing the 2015 compensation of our named executive officers were determined in the same manner as the numbers in the corresponding columns in the 2015 Summary Compensation Table (provided later in this proxy statement); however, they do not include information regarding changes in pension value and non-qualified deferred compensation earnings and information regarding all other compensation, each as required to be presented in the 2015 Summary Compensation Table under the rules of the U.S. Securities and Exchange Commission (the "SEC"). As such, this table should not be viewed as a substitute for the 2015 Summary Compensation Table:

Name	Principal Position (as of December 31, 2015)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total (1) ($)
Lourenco Goncalves	Chairman, President & CEO	1,200,000	—	6,177,499	1,440,947	2,073,600	10,892,046
P. Kelly Tompkins	Executive Vice President & Chief Financial Officer	537,000	—	1,243,092	282,128	371,174	2,433,394
Terry G. Fedor	Executive Vice President, United States Iron Ore	402,000	—	930,587	211,211	277,862	1,821,660
Maurice D. Harapiak	Executive Vice President, Human Resources	372,000	—	861,137	195,457	257,126	1,685,720
Clifford T. Smith	Executive Vice President, Business Development	402,000	—	930,587	211,211	277,862	1,821,660
Terrance M. Paradie	Former Executive Vice President, Chief Financial Officer & Treasurer	131,746	—	681,997	272,657	—	1,086,400
David L. Webb	Former Executive Vice President, Global Coal	335,000	—	528,302	211,211	—	1,074,513
(1) The amounts for Messrs. Paradie and Webb reflect their actual length of service during 2015; however, this table does not include severance-related payments.

CEO REPORTED PAY VS. REALIZED PAY (page 41)
It is important to note that the grant date fair value of the stock and option awards (both time-based and performance-based vesting) as set forth in our 2015 Summary Compensation Table is for accounting and SEC disclosure purposes and is not realized pay for the indicated year. The table below shows the pay Mr. Goncalves realized for the past two years in contrast to the reported pay presented in the 2015 Summary Compensation Table. The difference between reported pay and realized pay reinforces the concept that a significant portion of Mr. Goncalves' compensation is at risk of forfeiture and dependent on the performance of the Company.

Name	Year of Compensation	Reported Pay ($)(1)	Realized Pay ($)(2)	Realized Pay as a Percentage of Reported Pay (%)
Lourenco Goncalves	2015	10,892,046	3,503,828	32.17%
	2014	9,383,808	1,682,308	17.93%
(1)    Reported Pay includes salary, bonus, stock and option awards, and non-equity incentive compensation.

(2)
Realized Pay is compensation actually received by Mr. Goncalves during the indicated fiscal year, consisting of salary, bonus, annual incentive received, net spread on stock option exercises, and market value at vesting of previously granted stock and option awards. Excludes the value of any unearned and unvested stock and option awards, including performance shares, which will not actually be received, if earned, until a future date.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 2

SAY-ON-PAY IMPLICATIONS (page 54)
At our 2015 Annual Meeting of Shareholders, 90.7% of our voting shareholders voted in favor of our annual advisory vote on our named executive officers' compensation, commonly referred to as “Say-on-Pay”. This compared to only 56.1% of our voting shareholders voting in favor of Say-on-Pay in 2014.

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS (page 56)
Cliffs' Board recommends a vote AGAINST Proposal No. 4 regarding majority voting in director elections. Like many other public companies, Cliffs uses a plurality voting standard in the election of directors, which is the default standard under Ohio law. Under a plurality voting standard, the director nominees who receive the most affirmative votes are elected to the Board. Ohio law provides for cumulative voting in the election of directors, which is applicable to Cliffs. We believe that majority voting in the election of directors is incompatible with cumulative voting, as have other states that allow for majority voting only when cumulative voting does not apply. Finally, Cliffs already has a director resignation policy in place for directors who fail to receive the majority of votes cast in an uncontested election when cumulative voting is not invoked.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (page 59)
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 3

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.    What proposals are to be presented at the 2016 Annual Meeting?
The purpose of the 2016 Annual Meeting is to: (1) elect nine directors; (2) approve the Amended and Restated 2014 Nonemployee Directors' Compensation Plan; (3) approve, on an advisory basis, Cliffs’ named executive officers' compensation; (4) consider the shareholder proposal regarding majority voting in director elections; (5) ratify the appointment of Deloitte & Touche LLP as Cliffs’ independent registered public accounting firm to serve for the 2016 fiscal year; and (6) conduct such other business as may properly come before the 2016 Annual Meeting.

2.	What is the difference between a “shareholder of record” and a “beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares.
3.    How does the Cliffs Board recommend that I vote?
The Cliffs' Board of Directors (the "Board") unanimously recommends that you vote:

•	FOR ALL of the nine individuals nominated by the Cliffs' Board for election as directors;

•	FOR the approval of the Amended and Restated 2014 Nonemployee Directors' Compensation Plan;

•	FOR the approval, on an advisory basis, of Cliffs' named executive officers' compensation;

•	AGAINST the shareholder proposal regarding majority voting in director elections; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2016 fiscal year.
4.    Who is entitled to vote at the 2016 Annual Meeting?
The Record Date for the 2016 Annual Meeting is February 29, 2016. On that date, we had outstanding 180,109,771 common shares, $0.125 par value. All common shareholders are entitled to vote. In this proxy statement, we refer to our common shares as our "shares" and the holders of such shares as our "shareholders."
5.    How do I vote?
You may vote using any of the following methods:
Shareholders of Record. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

•
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may mark, sign and date your proxy card and return it in the prepaid and addressed envelope provided.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.
Shares Held by Bank or Broker. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 4

QUESTIONS & ANSWERS

a “broker non-vote.” The ratification of Deloitte & Touche LLP as our registered independent public accounting firm is the only routine matter for which the brokerage firm that holds your shares may vote your shares without your instructions.
6.     What can I do if I change my mind after I vote?
You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy bearing a later date; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the 2016 Annual Meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.
7.     What vote is required to approve each proposal?
With respect to Proposal 1, the nominees receiving a plurality vote of the shares will be elected. However, under our majority voting policy (adopted by the Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.
With respect to Proposal 2, the approval of the Amended and Restated 2014 Nonemployee Directors' Compensation Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 3, approval, on an advisory basis, of our named executive officers' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 4, the shareholder proposal regarding majority voting in director elections will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 5, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal.

MEETING INFORMATION

The accompanying proxy is solicited by the Board of Directors of Cliffs Natural Resources Inc. ("Cliffs" or the "Company"), for use at the Annual Meeting of Shareholders to be held on April 27, 2016, (the "2016 Annual Meeting"), and any adjournments or postponements thereof. This proxy statement, the accompanying proxy card and our 2015 Annual Report will be mailed on or about March 11, 2016 to our shareholders of record as of the Record Date.
PROXY MATERIALS
Notice of Internet Availability of Proxy Materials
In accordance with rules adopted by the SEC, we are using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials.
We will instead send our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone, also known as Notice and Access. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.
On or about March 11, 2016, the Company will mail to each shareholder (other than those shareholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s 2016 Proxy Statement and the 2015 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote via the Internet or by telephone.
The close of business on February 29, 2016 has been fixed as the record date of the 2016 Annual Meeting, and only shareholders of record at that time will be entitled to vote.
The Notice of Internet Availability will contain a 16-digit control number that recipients will need to access the proxy materials, to request paper or email copies of the proxy materials, and to vote their shares via the Internet or by telephone.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 5

MEETING INFORMATION

Householding
We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.
Proxy Solicitation
Cliffs will bear the cost of solicitation of proxies. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for fees and disbursements not expected to exceed $13,000 in the aggregate. In addition, employees and representatives of the Company may solicit proxies, and we will request that banks and brokers or other similar agents or fiduciaries transmit the proxy materials to beneficial owners for their voting instructions and we will reimburse them for their expenses in so doing.
Voting Rights
Shareholders of record on the Record Date are entitled to vote at the 2016 Annual Meeting. On the Record Date, there were outstanding 180,109,771 common shares entitled to vote at the 2016 Annual Meeting. A majority of the common shares entitled to vote must be represented at the 2016 Annual Meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share is entitled to one vote in connection with each item to be acted upon at the 2016 Annual Meeting. You may submit a proxy by electronic transmission via the Internet, by telephone or by mail, as explained on your proxy card.
Voting of Proxies
The common shares represented by properly authorized proxies will be voted as specified. It is intended that the shares represented by proxies on which no specification has been made will be voted: FOR ALL of the nine nominees for director named herein or such substitute nominees as the Board may designate; FOR the Amended and Restated 2014 Nonemployee Directors' Compensation Plan; FOR the approval, on an advisory basis, of our named executive officers' compensation; AGAINST the shareholder proposal regarding majority voting in director elections; FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2016 fiscal year; and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2016 Annual Meeting.
Cumulative Voting for Election of Directors
If notice in writing shall be given by any shareholder to the President, an Executive Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the 2016 Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2016 Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting, a shareholder may cast for any one nominee as many votes as shall equal the number of directors to be elected, multiplied by the number of his or her shares. All such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.
Counting Votes
The results of shareholder voting will be tabulated by the inspector of elections appointed for the 2016 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2016 Annual Meeting.
Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory vote regarding the compensation of our named executive officers and with respect to the proposal to approve the Amended and Restated 2014 Nonemployee Directors' Compensation Plan. Abstentions will have the effect of votes against with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 6

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Chairman of our Board is Lourenco Goncalves, who is also our Chief Executive Officer ("CEO"), and President. Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual or if the Chairman is a Cliffs’ executive, then the Governance and Nominating Committee (the "Governance Committee") recommends to the Board a Lead Director. Douglas C. Taylor currently serves as our Lead Director. The Board believes that this leadership structure is the optimal structure to guide our Company and to maintain the focus to achieve our business goals and represents our shareholders' interests.
Under this leadership structure, Mr. Goncalves, as Chairman, is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Goncalves has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and the internal audit department. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is communicated effectively to the Board.
The Lead Director’s responsibilities include: chairing executive session meetings of the independent directors; leading the Board’s processes for evaluating the CEO; presiding at all meetings of the Board at which the Chairman is not present; serving as a liaison between the Chairman and the independent directors; and meeting separately at least annually with each director.
This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com.
In accordance with the New York Stock Exchange’s (the "NYSE") corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present.
BOARD'S ROLE IN RISK OVERSIGHT
The Board as a whole oversees our enterprise risk management ("ERM") process. The Board executes its risk oversight role in a variety of manners. The full Board regularly discusses the key strategic risks facing Cliffs, and the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.
In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks related to accounting and financial reporting. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Compensation Committee monitors risks related to development and succession planning for executive officers, and compensation and related policies and programs for executive and non-executive officers and management. The Governance Committee handles risks with respect to board organization, membership and structure, director succession planning and corporate governance matters. As appropriate, the respective committees’ Chairpersons provide reports to the full Board.
Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. The ERM process includes the involvement of management in the identification, assessment, mitigation and monitoring of a wide array of potential risks from strategic to operational to compliance related risks throughout the Company. Executive management regularly reports to the Board or relevant committees regarding Cliffs’ key risks and the actions being taken to manage these risks.
The Company believes that its leadership structure supports the risk oversight function of the Board. Except for the Strategy Committee, independent directors chair our committees, which are each involved with risk oversight, and all directors actively participate in the Board’s risk oversight function.
BOARD MEETINGS AND COMMITTEES
Our directors discharge their responsibilities in a variety of ways, including reviewing reports to directors, visiting our facilities, corresponding with the Chairman, President and CEO, and conducting telephone conferences with the Chairman, President and CEO and directors regarding matters of interest and concern to Cliffs. In addition, directors have regular access to senior management of Cliffs. All committees regularly report their activities, actions and recommendations to the Cliffs Board.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 7

CORPORATE GOVERNANCE

During 2015, our Board held 7 in person meetings and 4 telephonic meetings. Each director attended, either in person or by telephone conference, at least 99% of the Board and committee meetings held while serving as a director or committee member in 2015. Pursuant to Board policy, all serving directors are expected to attend all Board and committee meetings, as well as our annual meetings of shareholders. All of our directors who were standing for re-election and were incumbent directors at the time of the 2015 Annual Meeting attended the meeting.
The Board of Directors currently has four standing committees: an Audit Committee, a Compensation and Organization Committee (the "Compensation Committee"), a Governance Committee and a Strategy Committee. The Audit Committee, Compensation Committee and Governance Committee each have a charter that can be found on our website at http://ir.cliffsnaturalresources.com under “Corporate Governance” then “Committees”. A biographical overview of the members of our committees can be found beginning on page 15.
Board Committees

AUDIT COMMITTEE	Members: 4
Independent: 4
Audit Committee Financial Experts: 2
2015 Meetings: 10
Responsibilities:
▪
Reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting
▪
Reviews significant accounting matters
▪
Reviews quarterly unaudited financial information prior to public release
▪
Approves the audited financial statements prior to public distribution
▪
Approves our assertions related to internal controls prior to public distribution
▪
Reviews any significant changes in our accounting principles or financial reporting practices; reviews, approves and retains the services performed by our independent registered public accounting firm
▪
Has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence
▪
Annually selects and retains our independent registered public accounting firm to examine our financial statements
▪
Approves management’s appointment, termination or replacement of the head of Internal Audit
▪
Conducts a legal compliance review at least annually

Chairman: John T. Baldwin	Members: Robert P. Fisher, Jr., James S. Sawyer and Gabriel Stoliar

COMPENSATION & ORGANIZATION COMMITTEE	Members: 3
Independent: 3
2015 Meetings: 7
Responsibilities:
▪
Oversees development and implementation of Cliffs' compensation policies and programs for executive officers
▪
Ensures that criteria for awards under incentive plans relate to Cliffs' strategic plan and operating performance objectives and approves equity-based awards
▪
Reviews and evaluates CEO and executive officer performance and approves compensation (with the CEO's compensation being subject to ratification by the independent members of the Board)
▪
Recommends to the Cliffs' Board the election and compensation of officers
▪
Assists with management development and succession planning
▪
Reviews employment and severance plans and oversees regulatory compliance of compensation matters and related party transactions
▪
Obtains the advice of outside experts with regard to compensation matters
▪
May, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee

Chairman: Robert P. Fisher, Jr.	Members: Joseph A. Rutkowski, Jr. and Douglas C. Taylor

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 8

CORPORATE GOVERNANCE

GOVERNANCE & NOMINATING COMMITTEE	Members: 4
Independent: 4
2015 Meetings: 4
Responsibilities:
▪
Oversees annual review of our Corporate Governance Guidelines and our Guidelines for Selection of Nonemployee Directors and periodic review of external developments in corporate governance matters generally
▪
Periodically reviews and makes recommendations regarding the CEO's authorized levels for corporate expenditures
▪
Establish and maintains, with the Audit Committee, procedures for review of related party transactions
▪
Monitors the Board governance process and provides counsel to the CEO on Board governance and other matters
▪
Recommends changes in membership and responsibility of Board committees
▪
Acts as the Board’s Nominating Committee and Proxy Committee in the election of directors
▪
Annually reviews and administers our director compensation plans and benefits, and makes recommendations to the Board with respect to compensation plans and equity-based plans for directors
▪
Other responsibilities include oversight of annual evaluation of the Board and CEO and monitoring risks associated with Board organization, membership, structure and succession planning

Chairman: Douglas C. Taylor	Members: Susan M. Green, Michael D. Siegal and Gabriel Stoliar

STRATEGY COMMITTEE	Members: 3
Independent: 2
2015 Meetings: 3
Responsibilities:
▪
Oversees Cliffs’ strategic plan, annual management objectives and operations and to oversee and monitor risks relevant to its strategy
▪
Provides advice and assistance with developing our current and future strategy
▪
Provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration
▪
Ensures that Cliffs has appropriate strategies for managing exposures to economic and hazard risks
▪
Assesses Cliffs’ overall capital structure and its capital allocation priorities
▪
Assists management in determining the resources necessary to implement Cliffs’ strategic and financial plans; monitors the progress and implementation of Cliffs' strategy

Chairman: Lourenco Goncalves	Members: Joseph A. Rutkowski, Jr. and Gabriel Stoliar

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 9

CORPORATE GOVERNANCE

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES
Shareholder Nominees
The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Cliffs Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.
Board Diversity and Director Qualifications
Although there is no specific board diversity policy in place presently, the Governance Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance Committee and other criteria established by the Cliffs Board, which includes diversity. The Governance Committee’s goal in selecting directors for nomination to the Cliffs Board generally is to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance Committee has not reduced the qualifications for service on the Cliffs Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Governance Committee seeks, consistent with the vacancies existing on the Cliffs Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Cliffs Board.
Identifying and Evaluating Nominees for Directors
The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly reviews the appropriate size of the Cliffs Board and whether any vacancies on the Cliffs Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Applicable considerations include: whether the current composition of the Cliffs Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that generally are the basis for selection of candidates to the Cliffs Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance Committee considers properly submitted nominations for candidates for the Cliffs Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance Committee at its next regularly scheduled meeting. Final approval of any candidate is determined by the full Cliffs Board.
COMMUNICATIONS WITH DIRECTORS
Shareholders and interested parties may communicate with the Lead Director, our non-management directors as a group or the Cliffs Board by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. As set forth in the Corporate Governance Guidelines, the Lead Director will report to the full Board any communications that are directed at all members of the Cliffs Board. The Secretary routinely filters communications that are solicitations or complaints, unrelated to Cliffs or Cliffs' business or determined to pose a possible security risk to the addressee.
BUSINESS ETHICS POLICY
We have adopted a Code of Business Conduct and Ethics (the "Ethics Code"), which applies to all of our directors, officers and employees. The Ethics Code is available on our website at http://cliffsnaturalresources.com in the Corporate Governance section under "Investors." We intend to post amendments to or waivers from our Ethics Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 10

CORPORATE GOVERNANCE

INDEPENDENCE AND RELATED PARTY TRANSACTIONS
Our Board has determined that each of the current directors standing for re-election, other than Mr. Goncalves, and all of the current members of the Audit, Governance , and Compensation Committees, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the NYSE director independence standards. Mr. Goncalves is our Chairman, President & CEO, and, as such, is not considered independent.
Since January 1, 2015, there have been no transactions or currently proposed transactions, in which Cliffs was or is to be a participant and the amount exceeds $120,000, and in which any related person had or will have a direct or material interest. We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.
We have a written Related Party Transactions Policy, pursuant to which we only will enter into related party transactions if our CEO and Chief Legal Officer determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and Chief Legal Officer, then the transaction also must be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a director, executive officer, nominee for director or an immediate family member of a director, an executive officer or a nominee for director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and a related person has or will have a direct or indirect material interest. However, compensation paid by Cliffs for service as a director or executive officer of the Company is not deemed to be a related party transaction, even if the aggregate amount involved exceeds $120,000. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting.
We have entered into indemnification agreements with each current member of the Board. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.
In 2004, we reached an agreement with the United Steelworkers, or USW pursuant to which the USW may designate a member to the Board provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance and Nominating Committee), and is then approved by the full Board to be considered a director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board by Cliffs’ shareholders in July 2007, and re-elected in each of the years 2008 through 2013. As a result of the proxy contest in 2014, Ms. Green was not re-elected but was asked by the reconstituted Board to re-join the Board and was subsequently appointed on October 15, 2014 and re-elected in 2015.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 11

DIRECTOR COMPENSATION

Our 2014 Nonemployee Directors' Compensation Plan (the "Directors' Plan"), which is further described below, provides for a combination of cash and equity compensation for our nonemployee directors.
Cash Compensation
Under the Directors' Plan, each nonemployee director is entitled to receive the following cash payments, paid in equal quarterly amounts, for his or her Board retainer and committee assignments.

Board Form of Cash Compensation	2015 ($)
Annual Retainer	100,000
Lead Director Annual Retainer	40,000
Audit Committee Chair Annual Retainer	20,000
Compensation and Organization Committee Chair Annual Retainer	12,500
Annual Retainers for Chairs of Governance and Nominating Committee and the former Strategy and Sustainability Committee	10,000
In addition, customary expenses for attending Board and committee meetings are reimbursed. Employee directors receive no additional compensation for their service as directors. The Company does not fund any type of retirement or pension plan for nonemployee directors.
Retainer Share Election Program
Starting in July, 2015, the Governance Committee recommended and the Board adopted a Nonemployee Director Retainer Share Election Program pursuant to which nonemployee directors may elect to receive all or certain portions of their annual retainer and any other fees earned in cash in Cliffs' common shares. Election is voluntary and irrevocable for the applicable election period and shares issued under this program must be held for six months from the issuance date. The number of shares received each quarter are calculated by dividing the value of the quarterly cash retainer amount by the closing market price of the date of payment. Three of our eight nonemployee directors participated in this program during the 2015 election period.
Equity Grants
During 2015 our nonemployee directors were entitled to receive restricted share awards under the Directors’ Plan. For 2015, nonemployee directors were granted a number of restricted shares, with a value equal to $85,000, based on the closing price of the Company’s common shares on the NYSE, on May 19, 2015, the date of the Company’s annual meeting of shareholders in 2015, subject to any deferral election and pursuant to the terms of the Directors’ Plan and an award agreement, effective on May 19, 2015.
Directors receive dividends, if any, on their restricted share awards and may elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional common shares. Those additional common shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the director without restriction.
Share Ownership Guidelines
We have established Director Share Ownership Guidelines and assess each director’s compliance with the guidelines in December of each year. The Director Share Ownership Guidelines provide that each director hold or acquire common shares having a market value of at least $250,000 within five years of becoming a director. As of December 31, 2015, Messrs. Stoliar and Taylor were the only directors who were in compliance with the guidelines, but we note that all directors are within the applicable timeframe to reach compliance.
Deferrals
The Directors’ Plan gives nonemployee directors the opportunity to defer all or a portion of their awards that are denominated or payable solely in shares. Deferred share accounts earn dividend equivalents at the end of each quarter based on any cash dividends we pay during the quarter, which dividend equivalents are credited to the accounts in the form of additional deferred shares. The amounts in the director’s deferral account together with any deferred dividends, will be paid to the director in the form elected after such director’s termination of service, death, or a change in control of Cliffs.
Cliffs has a trust agreement with KeyBank National Association relating to the Directors’ Plan in order to fund and pay our deferred compensation obligations under the Directors' Plan.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 12

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR 2015
The following table, supported by the accompanying footnotes and the narrative above, sets forth for fiscal year 2015 all compensation earned by the individuals who served as our nonemployee directors at any time during 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
J. T. Baldwin	120,000	85,000	—	205,000
R.P. Fisher, Jr.	112,500	85,000	—	197,500
S. M. Green	100,000	85,000	—	185,000
J.A. Rutkowski, Jr.	100,000	85,000	—	185,000
J. S. Sawyer	100,000	85,000	—	185,000
M. D. Siegal	100,000	85,000	—	185,000
G. Stoliar	100,000	85,000	—	185,000
D. C. Taylor	150,000	85,000	—	235,000

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2015 for annual retainer fees and chair retainers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for the nonemployee directors’ restricted share awards granted during 2015, which awards are further described above, and whether or not deferred by the director. The grant date fair value of the nonemployee directors’ restricted share award on May 19, 2015 was $5.05 per share ($85,000). Messrs. Sawyer and Siegal elected to defer all or a portion of their restricted share award under the Directors' Plan. As of December 31, 2015, the aggregate number of restricted shares subject to forfeiture held by each nonemployee director was as follows: Mr. Baldwin - 25,638; Mr. Fisher - 26,514; Ms. Green - 24,657; Mr. Rutkowski - 26,514; Mr. Sawyer - 9,682; Mr. Siegal - 17,010; Mr. Stoliar - 26,514; and Mr. Taylor - 26,514. As of December 31, 2015, the aggregate number of unvested deferred shares allocated to the deferred share accounts of Messrs. Sawyer and Siegal under the Directors' Plan were 16,832 and 8,416, respectively.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 13

PROPOSAL 1	ELECTION OF DIRECTORS

The Board has nominated John T. Baldwin, Robert P. Fisher, Jr., Lourenco Goncalves, Susan M. Green, Joseph A. Rutkowski, Jr., James S. Sawyer, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees are independent under the NYSE corporate governance rules, except for Mr. Goncalves. All of the nominees were elected by the shareholders at the Annual Meeting of Shareholders held on May 19, 2015.
Each of the director nominees has consented to his or her name being submitted by Cliffs as a nominee for election as a member of the Cliffs Board. Each such nominee has further consented to serve as a member of the Cliffs Board if elected. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we currently do not anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number of nominees or for substitute nominees designated by the directors, to the extent consistent with our Regulations.
The members and nominees for the Cliffs Board have diversified professional experience in general management, steel manufacturing and processing, mining, metallurgical engineering, operations, finance, investment banking, labor, law and other fields. There is no family relationship among any of our nominees and executive officers. The average age of the nominees currently serving on the Cliffs Board is 59, ranging from ages 52 to 64. The average years of service of the nominees currently serving on the Cliffs Board is 2.3 years, ranging from less than 2 years to over 9 years of service.
In the election of directors, the nominees receiving a plurality vote of the shares will be elected. However, under our current majority voting policy, any director-nominee that is elected in an uncontested election but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance Committee and our Board.
Under Ohio law, shareholders have the right to exercise cumulative voting in the election of directors as described under “Cumulative Voting” on page 6. If cumulative voting rights are in effect for the election of directors, which we currently do not anticipate to be the case, you may allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.
The Board recommends a vote FOR each of the nominees listed on the following pages.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 14

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTOR NOMINEES

JOHN T. BALDWIN

Former director and chairman of the Audit Committee of Metals USA, a provider of a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets, from January 2006 to April 2013; senior vice president and chief financial officer of Graphic Packaging Corporation, 2003 to 2005.

Qualifications:  Mr. Baldwin's experience as a former Audit Committee Chairman and retired Chief Financial Officer with over twenty-five years of increasing financial responsibility. Mr. Baldwin holds a Bachelor of Science degree from the University of Houston and J.D. from the University of Texas School of Law. Mr. Baldwin has worked abroad for several years and has a broad range of experience structuring and negotiating complicated financial and M&A transactions.

Director Since: 2014	Other Current Public Directorships: None
Age: 59	Former Directorships:
Metals USA Holdings Corp. (2006 - 2013)
The Genlyte Group Incorporated (2003 - 2008)

ROBERT P. FISHER, JR.

President and chief executive officer of George F. Fisher, Inc., a private investment company that manages a portfolio of public and private investments, since 2002. Mr. Fisher served in various positions with Goldman, Sachs & Co., an American multinational investment banking firm, from 1982 until 2001, eventually serving as Managing Director and head of its Canadian Corporate Finance and Canadian Investment Banking units for eight years and then as head of Goldman Sachs Investment Banking Mining Group.

Qualifications: During Mr. Fisher's tenure at Goldman, Sachs & Co., he worked extensively with many of the leading North American metals and minings companies, and also served as the head of Goldman's Investment Banking Mining Group. Mr. Fisher has vast experience in the investment and finance industries which included advising the boards of numerous public companies. Mr. Fisher has served on the Audit Committee, the Nominating and Corporate Governance Committee and as chair of the Human Resources Committee of CML Healthcare, Inc. Mr. Fisher holds a Bachelor of Arts degree from Dartmouth College and a Master of Arts degree in Law and Diplomacy from Tufts University.

Director Since: 2014	Other Current Public Directorships: None
Age: 61	Former Directorships:
CML Healthcare, Inc. (2010 - 2013)

LOURENCO GONCALVES

Chairman of the Board, President and Chief Executive Officer of the Company since August 2014; chairman, president and chief executive officer of Metals USA Holdings Corp., an American manufacturer and processor of steel and other metals from May 2006 through April 2013; president, chief executive officer and a director of Metals USA Inc. from February 2003 through April 2006. Prior to Metals USA, Mr. Goncalves served as president and chief executive officer of California Steel Industries, Inc. from March 1998 to February 2003.

Qualifications:  Mr. Goncalves brings more than 30 years of experience in the metals and mining industries, as well as extensive board experience, in the United States and abroad. Mr. Goncalves earned a Masters of Science degree in Metallurgical Engineering from the Federal University of Minas Gerais in Belo Horizonte, Brazil and a Bachelor's degree in Metallurgical Engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil

Director Since: 2014	Other Current Public Directorships:
Age: 58	American Iron and Steel Institute (2014)
Former Directorships:
Ascometal SAS (2011 - 2014)
Metals USA Holdings Corp. (2006 - 2013)
Metals USA Inc. (2003 - 2006)

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 15

PROPOSAL 1 ELECTION OF DIRECTORS

SUSAN M. GREEN

Served as Deputy General Counsel, U.S. Congress Office of Compliance, which enforces the labor and employment laws for the Legislative Branch, from November 2007 through September 2013. Prior to that position, Ms. Green held several appointments in the U.S. Department of Labor during the Administration of President Bill Clinton (1999-2001), and served as Chief Labor Counsel for then-Senator Edward M. Kennedy (1996-1999).

Qualifications: Ms. Green was originally proposed as a nominee for the Board by the USW pursuant to the terms of our 2004 labor agreement. Ms. Green has served as both a labor organizer and as an attorney representing organized labor. Ms. Green brings her diverse experiences as labor attorney and an alternative point of view to our Board. Ms. Green received her J.D. from Yale Law School and an A.B. from Harvard College.

Director Since: 2007	Other Current Public Directorships: None
Age: 56	Former Directorships:
Cliffs Natural Resources Inc.

JOSEPH A. RUTKOWSKI, JR.

Principal of Winyah Advisors LLC, a management consulting firm, since 2010; former executive vice president of Nucor Corporation (“Nucor”), the largest steel producer in the United States, from 1998 to 2010; various previous capacities at Nucor that included: manager of melting and casting at the Nucor steel division from 1991 to 1992; general manager from 1992 to 1998; vice president from 1993 to 1998.

Qualifications:  Mr. Rutkowski has over 30 years of experience in the steel industry, including 12 years of service as executive vice president of Nucor. Mr. Rutkowski holds a Bachelor's of Science in Mechanics and Materials Science from Johns Hopkins University.

Director Since: 2014	Other Current Public Directorships:
Age: 61	Insteel Industries, Inc. (2015)
Former Directorships: None

JAMES S. SAWYER

Former chief financial officer of Praxair Inc., the largest industrial gases company in North and South America, from 2000 to 2013; executive vice president of Praxair Inc., from November 2006 to December 2013.

Qualifications:  Mr. Sawyer was listed as one of the 25 best Chief Financial Officers of 2012 by the Wall Street Journal; he was also named Senior Financial Officer of the year by Chemical Week magazine in 2003 and received the Institutional Investor Chief Financial Officer of the Year award in 2004. Mr. Sawyer holds an undergraduate degree from Wesleyan University and a master’s degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Director Since: 2014	Other Current Public Directorships: None
Age: 59	Former Directorships: None

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 16

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL D. SIEGAL
Chairman and chief executive officer of Olympic Steel, Inc., a publicly traded company since 1994, focused on the value-added processing of flat rolled and tubing metal products, since 1984.
Qualifications: Under Mr. Siegal’s leadership, Olympic Steel Inc. experienced consistent growth and has been transformed from a family-owned steel distributor to a publicly traded fully integrated, value added processor and supply chain manager serving the outsourcing needs of America’s largest manufacturers. Olympic Steel, Inc. has grown from $35 million to more than $1 billion in revenues. Mr. Siegal received his Bachelor of Science degree from Miami University.

Director Since: 2014		Other Current Public Directorships:
Age: 63		Olympic Steel, Inc. (1994)
Former Directorships: None

GABRIEL STOLIAR

Managing partner of Studio Investimentos, an asset management firm focused on Brazilian equities, since 2009; chairman of the board of directors of Tupy S.A., a foundry and casting companies, since 2009; board of directors of Knijnik Engenharia Integrada, an engineering company, since 2013; board of directors of LogZ Logistica Brasil S.A., a ports logistic company, since 2011; chief financial officer and head of investor relations and subsequently as Executive Director of Planning and Business Development at Vale S.A., a Brazilian multinational diversified metals and mining company, from 1997 to 2008.

Qualifications: Mr. Stoliar brings to the Board his vast experience in and relating to the metals and mining industries along with his extensive experience serving on various boards of directors. Mr. Stoliar holds a Bachelor’s of Science in Industrial Engineering from the Universdade Federal do Rio de Janeiro, a post graduate degree in Production Engineering with focus in Industrial Projects and Transportation from the Universdade Federal do Rio de Janeiro and an Executive MBA from PDG-SDE/RJ.

Director Since: 2014	Other Current Public Directorships:
Age: 61	Tupy S.A. (2009)
Former Directorships: None

DOUGLAS C. TAYLOR

Lead Director of the Board since August, 2014. Managing Partner of Casablanca Capital LP, a hedge fund, since 2010; managing director at Lazard Freres, a leading financial advisory and asset management firm, from 2002 to 2010; chief financial officer and director at Sapphire Industrials Corp., from 2008 to 2010.

Qualifications: Mr. Taylor's extensive financial and strategic advisory investment experience, including advising public companies, is invaluable to Cliffs. Mr. Taylor holds a Bachelor of Arts degree in Economics from McGill University and a Master of Arts degree in International Affairs from Columbia University School of International and Public Affairs.

Director Since: 2014	Other Current Public Directorships: None
Age: 51	Former Public Directorships:
Sapphire Industrials Corp. (2008 - 2010)

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that, except as otherwise noted below, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2015: on January 4, 2016, one Form 4 for P. Kelly Tompkins reporting one transaction related to the surrender of shares in payment of tax liability for restricted shares that vested on November 11, 2015 was filed late due to an administrative oversight.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 18

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth the amount and percent of common shares that, as of February 29, 2016 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each director named in this proxy statement, by our CEO, CFO and the other named executive officers as identified in the 2015 Summary Compensation Table below by such persons, individually and collectively by the directors named in this proxy statement and the other executive officers as a group, and by any person or “group” (as the term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding common shares. None of the the shares owned by our directors, director nominees or executive officers are pledged as security.

Name of Beneficial Owner	Amount and Nature of “Beneficial Ownership” (1)
	Beneficial Ownership	Investment Power			Voting Power			Percent of Class (2)
		Sole	Shared		Sole	Shared
Directors
John T. Baldwin	38,438	38,438	—		38,438	—		—
Robert P. Fisher, Jr.	32,514	32,514	—		32,514	—		—
Susan M. Green	36,338	36,338	—		36,338	—		—
Joseph A. Rutkowski, Jr.	42,514	42,514	—		42,514	—		—
James S. Sawyer	34,682	34,682	—		34,682			—
Michael D. Siegal	42,577	42,577	—		42,577	—		—
Gabriel Stoliar	67,266	67,266	—		67,266	—		—
Douglas C. Taylor	7,292,246	60,726	7,231,520	(3)	—	7,231,520	(3)	4.05
Named Executive Officers
Lourenco Goncalves	409,780	409,780	—		409,780	—		—
P. Kelly Tompkins	48,362	48,362	—		48,362	—		—
Terry G. Fedor	20,587	20,587	—		20,587	—		—
Maurice D. Harapiak	5,682	5,682	—		5,682	—		—
Clifford T. Smith	43,988	43,988	—		43,988	—		—
Terrance M. Paradie	26,033	26,033	—		26,033	—		—
David L. Webb	11,601	11,601	—		11,601	—		—
All Current Directors and Executive Officers as a group (16 Persons)	8,144,775	913,255	7,231,520	(4)	852,529	7,231,520	(4)	4.52
Other Persons
George W. Connell (5) Three Radnor Corporate Center, #450 Radnor, PA 19087	14,300,000	14,300,000	—		14,300,000	—		7.94
BlackRock Inc. (6) 40 East 52nd Street New York, NY 10022	9,615,708	9,054,623	—		9,615,708	—		5.34
The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	9,200,749	9,023,468	177,281		187,781	—		5.11

(1)
Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.

(2)	Less than one percent, except as otherwise indicated.

(3)
Casablanca Capital LP serves as investment advisor to certain investment funds or managed accounts (collectively, the "Accounts"), and may be deemed to have beneficial ownership over the common shares held for such Accounts. Mr. Taylor, as a co-managing member of Casablanca GP, is in a position to indirectly determine the voting and investment decisions regarding 7,231,520 common shares held by the Accounts and may be deemed to “beneficially own” such common shares.

(4)
Casablanca Capital LP serves as investment advisor to the Accounts, and may be deemed to have beneficial ownership over the common shares held for such Accounts. Mr. Taylor, as a co-managing member of Casablanca GP, is in a position to indirectly determine the voting and investment decisions regarding 7,231,520 common shares held by the Accounts and may be deemed to “beneficially own” such common shares.

(5)	George W. Connell reported his ownership on Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2016.

(6)	BlackRock Inc. reported its ownership on Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2016.

(7)	The Vanguard Group, Inc. reported its ownership on Amendment No. 4 to Schedule 13G filed with the SEC on February 11, 2016.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 19

PROPOSAL 2	APPROVAL OF AMENDED & RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

On February 10, 2016, upon the recommendation of the Governance Committee, the Cliffs Board unanimously approved and adopted the Amended and Restated 2014 Nonemployee Directors’ Compensation Plan (the "Amended Director Plan") subject to the approval of our shareholders at the 2016 Annual Meeting. If approved by our shareholders, the Amended Director Plan will replace our existing 2014 Nonemployee Directors’ Compensation Plan (which we refer to as the "Current Director Plan").
The Amended Director Plan amends and restates in its entirety the Current Director Plan. If the Amended Director Plan is approved by our shareholders, it will be effective as of April 27, 2016. Outstanding awards under the Current Director Plan will continue in effect in accordance with their terms. If the Amended Director Plan is not approved by our shareholders, no awards will be made under the Amended Director Plan.
Our principal reason for amending and restating the Current Director Plan is to increase the number of common shares available for issuance. The Amended Director Plan will increase the maximum number of shares available for awards from 300,000 to 1,050,000, an increase of 750,000 common shares (or 0.58% of our outstanding common shares as of February 29, 2016).
Other than the increase in the aggregate number of common shares available for issuance, the Amended Director Plan does not include any substantive changes to the terms of the Current Director Plan.
The actual text of the Amended Director Plan is attached to this proxy statement as Annex A. The following description of the Amended Director Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.
Why We Recommend That You Vote for Proposal 2
The Amended Director Plan authorizes the Governance Committee to provide equity-based compensation in the form of restricted shares, restricted stock units, deferred shares, dividend equivalents and certain other awards denominated or payable in, or otherwise based on Cliffs common shares or factors that may influence the value of our shares. The purpose of the Amended Director Plan is to allow for payment to Cliffs' nonemployee directors of a portion of the compensation earned by them for services as directors in common shares or other share-based awards in order to further align the interests of such directors with Cliffs' shareholders and thereby promote our long-term success and growth. In addition, the Amended Director Plan is intended to provide directors with opportunities to defer receipt of any or all of such compensation.
We believe our future success depends in part on our ability to attract, motivate and retain highly qualified nonemployee directors. The ability to provide equity-based awards under the Amended Director Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain nonemployee directors.
We also believe that equity compensation motivates nonemployee directors to appropriately focus on actions that enhance shareholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also effectively retains our nonemployee directors and promotes a focus on sustained enhancement of shareholder value because our equity compensation awards can be subject to vesting.
As of February 29, 2016, only 91,299 common shares remained available for issuance under the Current Director Plan. If the Amended Director Plan is not approved, we may be compelled to significantly increase the cash component of our nonemployee director compensation, which may not necessarily align nonemployee director interests with the investment interests of our shareholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses, such as investment in our business operations.
The following includes aggregated information regarding the potential overhang or dilution associated with the Amended Director Plan and the potential overhang or dilution that would result if the Amended Director Plan is approved. The information below is as of February 29, 2016. As of that date, there were approximately 180,109,771 of our common shares outstanding.
Under the Current Director Plan:

•	Total common shares subject to outstanding awards: 208,291 common shares (0.10% of our outstanding common shares);

•	Total common shares available for future awards under the Current Director Plan: 91,299 shares (0.05% of our outstanding common shares);

•
The total number of common shares subject to outstanding awards under the Current Director Plan (208,291 shares), plus the total number of shares available for future awards under the Current Director Plan (91,299 shares), represents a current overhang or dilution to our shareholders of approximately 0.17%.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 20

PROPOSAL 2 APPROVE AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

Under the Amended Director Plan:

•
Proposed additional common shares available for future issuance under the Amended Director Plan: 750,000 common shares (0.42% of our outstanding common shares - this percentage reflects the simple dilution of our shareholders that would occur if the Amended Director Plan is approved).

Total potential overhang or dilution under the Amended Director Plan:

•
The total common shares subject to outstanding awards as of February 29, 2016 (208,291 shares), plus the total common shares available for future awards under the Current Director Plan as of that date (91,299 shares), plus the proposed additional common shares available for future issuance under the Amended Director Plan (750,000), represent a total fully-diluted overhang of 1,049,590 shares (0.58%) under the Amended Director Plan.

Based on the closing price on the NYSE for our common shares on February 29, 2016 of $2.16 per share, the aggregate market value as of February 29, 2016 of the 750,000 shares requested for issuance under the Amended Director Plan was $1,620,000.00. In 2013, we granted awards under the Nonemployee Directors' Compensation Plan, amended and restated as of December 31, 2008 (the "Predecessor Plan") covering 43,461 shares. In 2014, we granted awards under the Predecessor Plan and the Current Director Plan covering 73,635 shares. In 2015, we granted awards under the Current Director Plan covering 134,656 shares. Based on our basic weighted average common shares outstanding for those three years of 151,725,928, 153,098,005 and 153,230,072, respectively, for the three-year period 2013-2015, our average burn rate, not taking into account forfeitures, was 0.05% (our individual years’ burn rates were 0.03% for 2013, 0.05% for 2014 and 0.09% for 2015).
In determining the number of shares to request for approval under the Amended Director Plan, our management team worked with the Governance Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Director Plan.
If the Amended Director Plan is approved, we intend to utilize the shares authorized under the Amended Director Plan to continue our practice of incentivizing nonemployee directors through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended Director Plan will last for about 2 years, based on our historic grant rates and the approximate current stock price, but could last for a longer or shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in “Amended Director Plan Highlights” and elsewhere below, our Governance Committee would retain full discretion under the Amended Director Plan to determine the number and amount of awards to be granted under the Amended Director Plan, subject to the terms of the Amended Director Plan, and future benefits that may be received by participants under the Amended Director Plan are not determinable at this time.
We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of shareholder interests.
In evaluating this Proposal 2, shareholders should consider all of the information in this Proposal 2.
Amended Director Plan Highlights
Administration. The Amended Director Plan will be administered by the Governance Committee. The Governance Committee may delegate its authority under the Amended Director Plan to a subcommittee.
Reasonable Amended Director Plan Limits. Subject to adjustment as described in the Amended Director Plan, total awards under the Amended Director Plan are limited to 1,050,000 common shares (less one common share for every common share that was issued or transferred on or after January 1, 2014 under the Predecessor Plan), plus any common shares recycled into the Amended Director Plan as described below. These common shares may be shares of original issuance or treasury shares or a combination of the foregoing.
The Amended Director Plan also provides that no participant will be granted in any calendar year common shares or other share-based awards having an aggregate value at the date of grant(s) in excess of $1,000,000.
Limited Share Recycling Provisions. Common shares covered by an award granted under the Amended Director Plan will not be counted as used unless and until they are actually issued and delivered, but the total number of common shares available under the Amended Director Plan as of a given date will not be reduced by any common shares relating to prior awards granted under the Amended Director Plan that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Amended Director Plan, any common shares that were covered by the applicable portion of such award will again be available for issue or transfer under the Amended Director Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate share limit under the Amended Director Plan.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 21

PROPOSAL 2 APPROVE AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

Change in Control Definition. The Amended Director Plan includes a definition of “change in control.” Generally, unless otherwise prescribed by the Governance Committee in an evidence of award, a change in control will be deemed to have occurred if:

•
a person or group (excluding certain acquisitions directly from Cliffs, any acquisition by Cliffs, any acquisition by any employee benefit plan or related trust sponsored by Cliffs or an affiliate, or certain acquisitions that do not result in a significant change in ownership or leadership of Cliffs, as further described in the Amended Director Plan) becomes the beneficial owner of 35% or more of either our then outstanding shares of common stock or the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•
individuals who as of the effective date of the Amended Director Plan constituted the entire Cliffs Board cease to constitute at least a majority of the Cliffs Board, unless their replacements are approved as described in the Amended Director Plan;

•
we consummate a reorganization, merger, statutory share exchange, consolidation or similar transaction, or a sale or other disposition of all or substantially all of our assets, or the acquisition of the assets or securities of another corporation, unless the transaction does not result in a significant change in the ownership or leadership of Cliffs, as further described in the Amended Director Plan; or

•	our shareholders approve a complete liquidation or dissolution of Cliffs.
Summary of Other Material Terms of the Amended Director Plan
Shares Available Under the Amended Director Plan. Subject to adjustment as provided in the Amended Director Plan, the number of common shares that may be issued or transferred:

•	as restricted shares and released from substantial risks of forfeiture,

•	in payment of restricted stock units,

•	as other awards as provided in the Plan,

•	in settlement of deferred shares, or

•	in payment of dividend equivalents
will not exceed in the aggregate 1,050,000 common shares (less one common share for every common share that was issued or transferred on or after January 1, 2014 under the Predecessor Plan), plus any common shares recycled into the Amended Director Plan as described above. These common shares may be shares of original issuance or treasury shares or a combination of the foregoing. As of February 29, 2016, the closing price for our common shares on the New York Stock Exchange was $2.16.
Eligibility. Our nonemployee directors (8 persons as of February 29, 2016) may be granted awards under the Amended Director Plan by the Governance Committee.
Restricted Shares. A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, but subject to a substantial risk of forfeiture and restrictions on transfer as described below. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than fair market value at the date of grant, as the Governance Committee may determine.
Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code, or the Code, for a period no shorter than one year. Each such grant or sale of restricted shares will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted shares will be prohibited or restricted in the manner and to the extent prescribed by the Governance Committee at the date of grant. A grant or sale of restricted shares may provide for earlier termination of the restrictions on such restricted shares, including in the event of the termination of service (as described in the Amended Director Plan), death or disability of a participant or in the event of a change in control of Cliffs.
Grants of restricted shares will be evidenced by an evidence of award containing such terms and provisions, consistent with the Amended Director Plan, as the Governance Committee may approve. For purposes of the Amended Director Plan, an “evidence of award” is an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Governance Committee that sets forth the terms and conditions of an award granted under the Amended Director Plan. An evidence of award may be in an electronic medium, may be limited to a notation on the books and records of Cliffs and, unless otherwise determined by the Governance Committee, need not be signed by a representative of Cliffs or the participant. Any grant or sale of restricted shares may require that any or all dividends or other distributions paid with respect to the restricted shares during the period of restriction be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying award.
Restricted Stock Units ("RSUs"). A grant of RSUs constitutes an agreement by us to deliver common shares, cash or a combination of common shares and cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Governance Committee may specify. During the applicable restriction period, the participant will have no right to transfer any rights under his or her award, no rights of ownership in the common shares deliverable upon payment of the RSUs,

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 22

PROPOSAL 2 APPROVE AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

and no right to vote such shares. The Governance Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on a current, deferred or contingent basis, either in cash or in additional common shares.
RSUs will have a restriction period of at least one year. However, a grant or sale of RSUs may provide for the earlier lapse or other modification of the restriction period, including in the event of a termination of service, death or disability of a participant, or a change in control of Cliffs.
RSUs will be evidenced by an evidence of award containing such terms and provisions, consistent with the Amended Director Plan, as the Governance Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the fair market value per share of common shares at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in common shares or cash, or a combination of the two.
Other Awards. The Governance Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for shares;

•	awards with value and payment contingent upon any other factors designated by the Governance Committee; and

•	awards valued by reference to the book value of common shares or other Cliffs securities.
The Governance Committee will determine the terms and conditions of the other awards. Shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares, other awards, notes or other property, as the Governance Committee will determine. Cash awards, as an element of or supplement to any other award granted under the Amended Director Plan, may also be granted.
The Governance Committee may grant shares or other awards in lieu of obligations of Cliffs or any of its subsidiaries to pay cash or deliver other property under the Amended Director Plan or under other plans or compensatory arrangements, subject to terms as determined by the Governance Committee in compliance with Section 409A of the Code. Any grant of an other award may provide for the vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the termination of Service, death, or disability of the participant, or a change in control of Cliffs.
Deferral Benefits. A participant may elect to defer all or a portion of his or her awards (subject to certain restrictions) by filing a deferral commitment (as described in the Amended Director Plan) with the Governance Committee. By filing such a commitment, the applicable award under the Amended Director Plan will be automatically converted into a number of deferred shares equal to the number of shares subject to the award that the participant has elected to defer, and will be credited to his or her deferred share account (as described in the Amended Director Plan) as of the date on which the award is granted. Until such shares are issued to the participant, he or she will have no voting, dividend, or other ownership rights. Each deferred share account will be credited on each calendar quarter with additional deferred shares equal in value to the amount of cash dividends paid by us during such quarter on a corresponding number of common shares, calculated in accordance with the Amended Director Plan.
A participant will vest in the deferred shares credited to his or her deferred share account, and in any dividends credited under such account that are attributable to those deferred shares, in accordance with the vesting schedule and terms and conditions set forth in the evidence of award documenting the grant of the applicable award that was deferred.
A participant (or in the event of the participant’s death, his or her beneficiary), will be entitled to receive the deferred shares credited to the participant’s deferred share account that are vested on the “settlement date” provided under the Amended Director Plan (generally, the earliest of the participant’s termination of service, the participant’s death, or a qualifying change in control of Cliffs) in a lump sum. However, a participant may elect (at the time the applicable award is initially deferred) to receive such deferred shares in up to three installments in the event that settlement is triggered by termination of service. Any deferred shares that are not vested on the settlement date will be forfeited and the participant will cease to have any rights to such forfeited amount.
At the discretion of the Governance Committee, a participant’s vested deferred shares may be paid in cash in lieu of shares.
Administration. The interpretation and construction by the Governance Committee of any provision of the Amended Director Plan or of any agreement, notification or document evidencing the awards and any determination by the Governance Committee will be final and conclusive. In addition, the Governance Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the Amended Director Plan, and no authorization in any provision of the Amended Director Plan is intended or may be deemed to constitute a limitation on the authority of the Governance Committee.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 23

PROPOSAL 2 APPROVE AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

To the extent permitted by Ohio law, the Governance Committee may delegate to one or more of its members or to one or more of our officers or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Governance Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ advisers to render advice with respect to any responsibility the Governance Committee, the subcommittee or such person may have under the Amended Director Plan.
Amendments. The Cliffs Board may at any time and from time to time amend the Amended Director Plan in whole or in part. However, if an amendment to the Amended Director Plan:

•	would materially increase the benefits accruing to participants under the Amended Director Plan,

•	would materially increase the number of securities which may be issued under the Amended Director Plan,

•	would materially modify the requirements for participation in the Amended Director Plan, or

•	must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (or our applicable securities exchange), then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.
If permitted by Section 409A of the Code, but subject to the terms as described below, including in the case of termination of service as director by reason of death, disability or termination of service (as described in the Amended Director Plan), or in the event of a change in control of Cliffs, if a participant holds:

•	any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	shares subject to any transfer restriction imposed by the Amended Director Plan, the Governance Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end,

•	such other award will be deemed to have been fully earned, or

•	when such transfer restriction will terminate.
The Governance Committee may also waive any other limitation or requirement under any such award.
The Governance Committee may amend the terms of any awards granted under the Amended Director Plan prospectively or retroactively. Except in connection with certain corporate transactions described in the Amended Director Plan, no amendment will impair the rights of any participant without his or her consent.
The Cliffs Board may, in its discretion, terminate the Amended Director Plan at any time. Termination of the Amended Director Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.
Transferability. Except as otherwise determined by the Governance Committee, no restricted shares, RSUs or other awards granted under the Amended Director Plan, or dividend equivalents paid with respect to awards made under the Amended Director Plan, or deferred shares will be transferable by the participant except pursuant to a domestic relations order (that contains any information required by us to effectuate the transfer) or by will or the laws of descent and distribution, and in no event shall any such award granted under the Amended Director Plan be transferred for value.
The Governance Committee may provide at the date of grant additional restrictions on transfer for shares issued under certain awards under the Amended Director Plan.
Adjustments. The Governance Committee shall make or provide for such adjustments in the number of shares covered by outstanding restricted shares and RSUs granted under the Amended Director Plan and, if applicable, in the number of shares covered by other awards, the number of deferred shares, and in the kind of stock covered by such awards as the Governance Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of our company;

•
any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.
Such adjustment shall be conclusive and binding for all purposes with respect to the plan. Moreover, in the event of any such transaction or event or in the event of a change in control of Cliffs, the Governance Committee, in its discretion, may provide in substitution for any or all

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 24

PROPOSAL 2 APPROVE AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN

outstanding awards granted under the Amended Director Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require the surrender of all such awards so replaced in a manner that complies with Section 409A of the Code.
The Governance Committee shall also make or provide for such adjustments in the total number of shares available under the Amended Director Plan, the per-person award limits expressed in shares and any other share limits under the Amended Director Plan as the Governance Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above.
Effective Date and Termination. The Amended Director Plan will be effective as of the date the Amended Director Plan is approved by our shareholders. Outstanding awards granted under the Current Director Plan will continue unaffected following the effective date of the Amended Director Plan.
No grant will be made under the Amended Director Plan after July 29, 2024, which date is 10 years after the date on which our shareholders approved the Current Director Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable evidence of award and the terms of the Current Director Plan or the Amended Director Plan, as applicable.
Fractional Shares. We will not be required to issue any fractional shares under the Amended Director Plan. The Governance Committee can either eliminate fractional shares for no payment or settle fractional shares in cash.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended Director Plan because the grant and actual settlement of awards under the Amended Director Plan are subject to the discretion of the plan administrator.
Federal Income Tax Consequences
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Director Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Director Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the common shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). However, a recipient may instead elect under Section 83(b) of the Code within 30 days of the date of transfer of the common shares to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such common shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
RSUs and Deferred Shares. No income generally will be recognized upon the award of RSUs or deferred shares. The recipient of an RSU or deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs or deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares under the Amended Director Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the Amended Director Plan by our shareholders.
The affirmative vote of the holders of a majority of the voting power of our common shares present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote on the Amended Director Plan, voting together as a single class, is required to approve the Amended Director Plan.
The Board of Directors unanimously recommends a vote "FOR" Proposal 2 to approve the Amended and Restated 2014 Nonemployee Directors’ Compensation Plan.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we discuss in detail our executive compensation program for 2015 for our named executive officers (the "NEOs") consisting of our principal executive officer, our chief financial officers, the next three highest paid executive officers employed as of December 31, 2015, and one other former executive officer who served during 2015 and whose compensation would have qualified him as being among the next three highest paid executive officers had he still been serving as of December 31, 2015. Our NEOs for 2015 are:

•	Lourenco Goncalves, Chairman, President and Chief Executive Officer (the "CEO").

•	P. Kelly Tompkins, Executive Vice President and Chief Financial Officer (the "CFO").

•	Terry G. Fedor, Executive Vice President, United States Iron Ore.

•	Maurice D. Harapiak, Executive Vice President, Human Resources.

•	Clifford T. Smith, Executive Vice President, Business Development.

•	Terrance M. Paradie, former Executive Vice President, CFO and Treasurer. Mr. Paradie resigned from Cliffs on April 1, 2015.

•	David L. Webb, former Executive Vice President, Global Coal. Mr. Webb's employment with Cliffs ceased on October 31, 2015 as a result of a job elimination.

EXECUTIVE SUMMARY
Our executive compensation programs are designed to attract, motivate and retain highly talented executives who will promote the short- and long-term growth of the Company and create continuous shareholder value. We use performance-based equity awards and other mechanisms to align the long-term interests of our NEOs with those of our shareholders. By utilizing this approach, in down market conditions like we have been facing, our executives typically realize lower total compensation than in more favorable market conditions.
Our employees have been relentless in reducing costs, exiting non-strategic businesses and strengthening our balance sheet while operating our assets in a safe and environmentally responsible way. Consequently, while our annual incentive plan has paid for excellent operating results in this challenging environment, our long-term incentives are tracking below threshold. In addition, we stepped outside our normal equity grant practices in 2015 and made retention grants to a number of our executive team to ensure we retain them through this particularly difficult period.

2015 LEADERSHIP TRANSITIONS
We experienced several NEO transitions during 2015:

•	Mr. Paradie resigned from his position as Executive Vice President, CFO and Treasurer of the Company to pursue an opportunity with another public company effective April 1, 2015.

•	Mr. Tompkins, former Executive Vice President, Business Development, replaced Mr. Paradie as Executive Vice President and CFO effective April 1, 2015.

•
Simultaneously with Mr. Tompkins' appointment as Executive Vice President and CFO, Mr. Smith, the Company's Executive Vice President, Seaborne Iron Ore, was named Executive Vice President, Business Development, and the position previously occupied by Mr. Smith was eliminated.

•	Mr. Webb's employment with Cliffs as Executive Vice President, Global Coal ceased on October 31, 2015 as a result of a job elimination.
We believe that this realignment of our executive leadership structure repositions our senior team toward our most critical current and future business needs and opportunities. During extraordinary and complex times, the executive leadership team must continue to lead the Company in a progressive and sensible manner to deliver long-term growth and total shareholder return.
As a result of these transitions, our CD&A and the related compensation tables and narratives cover seven NEOs for 2015 and analyze a variety of compensation decisions and actions, some of which were made specifically with regard to these transition events. Not all of the NEOs participated in or received all of the compensation elements described in this CD&A. When discussing each compensation element in this CD&A, we will explain the degree to which each NEO participated or was eligible for the program.
The following discussion focuses primarily on compensation actions taken and decisions made during our 2015 fiscal year, but also contains information regarding compensation actions taken and decisions made both before and after the fiscal year to the extent that such information enhances the understanding of our executive compensation program. It includes a description of the principles underlying our executive

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

compensation policies and our most important executive compensation decisions for 2015, and provides analysis of these policies and decisions. The discussion gives context for and should be read together with the data presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

2015 BUSINESS RESULTS
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. Cliffs is a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. We also operate an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. We are the market leading iron ore producer in the United States, supplying differentiated iron ore pellets under long-term contracts to the largest U.S. steel producers. Pricing protections and long-term supply certainty provided by our existing contracts and our low-cost operating profile positions U.S. Iron Ore as our most stable and profitable business. We expect to continue to strengthen U.S. Iron Ore profitability through our operational expertise and disciplined capital allocation policies.
As Cliffs made the strategic shift to become a company fully focused on the U.S. iron ore business, management selected the best exit strategy for the non-core assets to fortify its financial position. An important component of Cliffs’ strategy was the complete divestiture of our North America Coal business. By December 2015, we finalized a transaction to sell Pinnacle and Oak Grove mines in which the buyer assumed substantially all of the liabilities of that business, including those related to reclamation, United Mine Workers of America pensions, and various litigation matters. Cliffs continues to operate its Asia Pacific Iron Ore business, a well-recognized and reliable supplier to steelmakers in Asia. During 2015, Asia Pacific Iron Ore achieved a record year in production and cost reduction. As we approach the end of life of this mine, we are focused on limiting capital expenditures while continuing to endeavor to meet environmental, safety and permission-to-operate requirements. With the deterioration of the seaborne price levels, Cliffs will continue to monitor market conditions with this business.
Within Canada, we initiated formal restructuring proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) for the Bloom Lake and the Wabush mines. Substantial progress was made with these proceedings and, by year-end, an interested party entered into an asset purchase agreement to acquire the Bloom Lake Mine, some mineral claims and related rail assets. In January 2016, the CCAA Court approved the sale of the Bloom Lake Mine, some mineral claims and related rail assets. Under CCAA, we also completed the sale of our Chromite assets in Northern Ontario. We also completed the sale of the Decar Nickel project in British Columbia and the remaining portfolio of exploration projects. These transactions represent very important and final steps in the implementation of our U.S. iron ore pellet-centric strategy.
Within our U.S. Iron Ore business, the demand for pellets from our domestic steel producers was down in 2015. In addition, the price of steel in the U.S. was significantly impacted by record levels of unfairly traded imports into the market, which also has an impact on our realized pricing. Despite these headwinds, we continued to reduce costs quarter-over-quarter and year-over-year for this segment.
During 2015, we developed a highly disciplined corporate and capital expenditure plan with a focus on improving our cost profile and increasing long-term profitability. We reduced our corporate support functions to align the Company’s strategic direction and smaller footprint. We decreased year-over-year selling, general & administrative ("SG&A"), to $110 million from $155 million in 2015. Throughout 2015, the focus was on cost reduction, operating efficiencies and optimizing cash flow drove solid results, despite depressed iron and steel prices. At the operating level, Cliffs achieved improved cost rates across all segments. Our operating teams delivered lower production costs and good operating margins across operations. Full-year capital expenditures and SG&A spending were reduced to levels not seen in many years at Cliffs. Capital expenditures during 2015 were $81 million, down from $284 million in 2014. Most important, the discipline and cost focus of our operating teams did not come at the expense of safety and environmental stewardship.
Despite these intense headwinds from deteriorating pricing in the global iron and steel markets, Cliffs reported adjusted EBITDA of $293 million. This was primarily attributable to the U.S. Iron Ore segment, which reported adjusted EBITDA of $352 million. See Annex B for reconciliation to GAAP of our non-GAAP financial measures.
For the full year, we recorded a net loss to Cliffs' common shareholders of $788 million, or $5.13 per diluted share, compared with a net loss to Cliffs’ common shareholders of $7.3 billion, or $40.36 per diluted share, in 2014. Our full-year 2015 adjusted net loss from continuing operations attributed to Cliffs' common shareholders was $124 million, or $0.81per diluted share, compared with an adjusted net income of $623 million, or $3.77 per diluted share, in 2014.
Our market capitalization at December 31, 2015 was approximately $242.7 million and our total shareholder return ("TSR"), was negative 78 percent on a year-over-year basis. The main factor contributing to our lower year-over-year share price was the 40 percent decline in the benchmark iron ore price, which opened the year at $72 per ton and ended the year at $43 per ton. This significant price decline was driven by the combination of increased low-cost supply of the commodity as well as softening demand from Chinese steel manufacturers. As a result of our previous strategy, many investors still associate this benchmark as a proxy for the value of the company. With Cliffs’ strategy of focusing on strengthening our U.S. Iron Ore operations, the Company’s profitability is significantly less tied to the benchmark iron ore pricing. As we continue to execute on this strategy, we believe our value will decouple from the value of seaborne iron ore.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES
The Compensation Committee designed our executive compensation program to help attract, motivate, reward and retain high-performing executives. The goal was to align pay with Cliffs’ performance in the short-term through variable cash compensation based on measures of financial performance and operational and strategic excellence, and over the long-term through stock-based incentives. Our compensation philosophy was to place a significant portion of compensation at risk based on our performance, and increase the portion of compensation that is at risk as the responsibility level of the individual increases, consistent with market practices. The Compensation Committee also sought to balance this performance focus with sufficient retention incentives, including a competitive fixed salary and the use of time-based restricted share units in our long-term incentive program.
Our guiding compensation principles as established by the Compensation Committee for 2015 were as follows:

•	Align short-term and long-term incentives with results delivered to shareholders.

•
Design a simple and transparent incentive plan that focuses on absolute performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative TSR, measured by share price appreciation plus dividends, if any), and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and SG&A cost control).

•	Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives.

•
Continue to structure programs as in prior years to align with corporate governance best practices (for example, such practices include elimination of "gross-ups" related to change in control payments, use of "double-trigger" change in control equity provisions vesting for future equity awards, use of Share Ownership Guidelines and operation of a clawback policy related to incentive compensation for our executive officers).

Relationship between Our Performance and CEO Compensation
Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2015, 89% of target total direct compensation for our CEO was variable. Below target performance goals were met under the Company’s annual cash EMPI Plan for 2015, and, therefore, the CEO only received a 86.4% payout. The Company is also not expected to meet the goal for the long-term equity incentive awards granted in 2014 and 2015 to our senior executives, including our NEOs, that have a three-year performance period. Accordingly, in 2015, realized total direct compensation for our CEO was 69% below target reflecting only a partial cash incentive compensation payout. Further, none of the performance-based restricted share units awarded to Mr. Goncalves in 2014 are expected to be earned, and none of the stock options awarded to Mr. Goncalves in 2014 are expected to be exercisable in the near term.
Highlighting the strong alignment between pay and performance, the following chart illustrates our CEO’s actual realized total direct compensation as compared to target total direct compensation over the Company’s last two fiscal years.

2-Year Realized CEO Total Direct Compensation: Target vs. Actual
Total Direct Compesnation ($millions)
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
For 2014, ACTUAL Realized was 82% below Target
For 2015, ACTUAL Realized was 77% below Target
9.38
1.68
11.22
3.61
2014 (1)
2015 (2)
Target Pay
Actual Pay

(1) For 2014, Mr. Goncalves' base salary was prorated based on his hire date of August 7, 2014.
(2) For 2015, Mr. Goncalves' equity was evaluated using the closing price on December 31, 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Incentive Features of Our Compensation Program for 2015
At the direction of our Compensation Committee, we reward for the achievement of performance and to align compensation with shareholder return. We generally maintained our compensation program for 2014 and did not make significant changes to compensation elements in 2015. Our approach to 2015 compensation was designed to provide our NEOs with a mix of both fixed and variable short-term and long-term compensation that was intended to incentivize and retain our NEOs. Our variable compensation programs were designed to align compensation with short-term and long-term performance. Our annual incentive program tied payouts to the achievement of absolute performance results in the short-term. Our long-term equity incentive program tied payouts to our relative share price performance as compared to other metals and mining companies over the long-term (typically, three-year performance periods) and also provided retention incentives in the form of service-based restricted share units and stock options. More specifically:

•	Annual Incentive Program: We selected Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and safety as the performance metrics for the EMPI Plan. In addition:

◦	The 2015 EMPI design for corporate officer positions was to measure corporate and global results and the design for business unit officer positions was to measure business unit results.

◦	We included a minimum EBITDA condition in our EMPI Plan, which means that no bonuses were payable under our EMPI Plan if our corporate EBITDA had been less than $50 million.

◦
The Compensation Committee was permitted (solely by exercising negative discretion) to increase or decrease the final EMPI Plan payout based on its evaluation of an individual's performance for 2015; provided, however, that any such increase did not result in a final EMPI Plan payout in excess of the maximum potential EMPI award.

•
Long-Term Incentive Program: We granted long-term performance shares that are tied to our relative TSR performance against the SPDR S&P Metals and Mining Exchange Traded Fund over a three-year performance period. We chose TSR as the sole metric for our performance share plan. In addition, we granted service-based restricted share units that vest one-third per year for the next three years and we introduced stock options to reward executives for stock price appreciation that vest at the end of the three-year period.

•
Retention grants: In 2015, the Compensation Committee reviewed the retention provided by the unvested equity held by our executives and the unlikelihood the outstanding performance based equity would provide value. The Compensation Committee determined that given the significant headwinds facing our industry, it was important that we retain our executive team. Therefore the Compensation Committee approved special retention grants in September 2015. These retention grants are discussed later in this CD&A.

Governance Practices
Over the last several years the Compensation Committee has adopted the following key policies and practices in response to evolving good governance practices in executive compensation and changes in our business and industry:

•
A policy, effective mid-September 2013, that the vesting of all future equity grants will be subject to "double-trigger" change in control equity acceleration, rather than "single-trigger" acceleration.

•	An incentive compensation clawback policy applicable to our executive officers was adopted by the Board in November 2012.

•	Suspension of the performance-based contribution under the 401(k) Savings Plan beginning in fiscal year 2012 and continuing through 2015.

•	Elimination of tax "gross-ups" on change in control payments related to excise taxes and cash paid in lieu of health and welfare benefits effective January 2012.

•	Elimination of all industry service credits related to the supplemental retirement plan benefit for all future hires effective April 2012.

•
A long-standing insider trading policy that prohibits executive officers from profiting from short- and long-term speculative swings in the value of our shares, including, but not limited to, short sales, put and call options, and hedging transactions.

•	An insider trading policy that also prohibits any officer or director pledging Cliffs' securities.

•	Retention of an independent compensation consultant to advise the Compensation Committee and keep it apprised of evolving market practices in executive compensation.

•	Share Ownership Guidelines provide that our officers and directors own a certain dollar amount of our common shares.

•	An annual Say-on-Pay vote.

•	Minimal non-compensatory perquisites and benefits for our executive officers.

•	An annual compensation-related risk review.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Say-on-Pay Vote
At our 2015 Annual Meeting of Shareholders on May 19, 2015, 90.7% of our voting shareholders voted in favor of our annual advisory vote on the NEOs' compensation, commonly referred to as "Say-on-Pay". The Compensation Committee believes that the strong support from our shareholders for the Say-on-Pay vote is evidence that the Company's shareholders trust that our pay for performance programs, in certain cases newly implemented in 2015, are effective and are aligned with our shareholders' interests.

OVERSIGHT OF EXECUTIVE COMPENSATION

The Role of the Compensation Committee
The Compensation Committee establishes and administers our executive compensation program, including compensation for our NEOs. The specific responsibilities of the Compensation Committee related to executive compensation include:
Oversight of Compensation Policies and Programs

•	Oversee development and implementation of Cliffs’ compensation policies and programs for executive officers.

•
Ensure that the criteria for awards under the EMPI Plan and the 2015 Equity and Incentive Compensation Plan (or its predecessors) are appropriately related to Cliffs’ strategic plan and operating performance objectives.

•	Make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of Cliffs participates.
Review of Executive Officer Performance and Approval of Compensation

•	At least annually, evaluate the performance of the executive officers and determine and approve such executive officers’ compensation levels, except for the CEO/President.

•	Approve the compensation level of the CEO/President, subject to ratification by the independent members of the Board.

•	Determine and measure achievement of corporate and individual goals and objectives for the executive officers under Cliffs’ incentive compensation plans.

•	Approve stock options and other equity-based awards granted to employees.
Review of Employment and Severance Plans; Assistance in Succession Planning; Review of Candidates

•	Review and recommend to the Board candidates for election as executive officers, and review and approve offers of employment or employment agreements with such officers.

•	Review and approve severance or retention plans, and any severance or other termination payments proposed to be made to executive officers.

•	Assist the Board with respect to management development and succession planning.

The Role of the Executive Officers
The following describes the role of the executive officers in 2015 in the compensation process:

•
Proposed performance measures and levels for our annual and long-term incentive programs, after reviewing our operational forecasts, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans.

•	Proposed performance measures that they believed to be most important and meaningful to the achievement of our strategic goals.

•
Proposed what they believed to be the appropriate weighting to give to each factor in the calculation of overall incentive awards, and threshold, target and maximum payout levels appropriate for each of the performance measures we chose.

The Compensation Committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the Compensation Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The Compensation Committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the Compensation Committee does not delegate any of its decision making authority to executive officers or other members of management.

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Executive Compensation Consultant
The Compensation Committee initially engaged Pearl Meyer as its independent executive compensation consultant in 2014. The executive compensation consultant reported directly to the Compensation Committee on all work assignments from the Compensation Committee. The Compensation Committee retained the executive compensation consultant directly although, in carrying out its assignments, the consultant also interacted with management when necessary and appropriate. Specifically, members of management interacted with the executive compensation consultant to provide compensation and performance data for individual executives and the Company. In addition, the executive compensation consultant, in its discretion, sought input and feedback from the CEO and other members of management regarding its work product prior to presenting such work product to the Compensation Committee to confirm the work product’s alignment with the Company’s business strategy, determine what additional data needed to be gathered, or identify other issues.
The executive compensation consultant work for the Compensation Committee with respect to 2015 compensation decisions included:

•	Commenting on the competitiveness of our executive compensation programs;

•	Providing information about market trends in executive pay practices;

•	Advising on compensation program design and structure;

•	Reviewing the relationship between executive compensation and Company performance; and

•	Assisting in the preparation of our proxy statement.

The Independence of the Executive Compensation Consultant
The Compensation Committee with respect to Pearl Meyer concluded that its compensation consultant is independent and does not have a conflict of interest in its engagement by the Compensation Committee. In making this conclusion, the Compensation Committee considered the following factors confirmed to the Compensation Committee by the compensation consultant:

•	The executive compensation consultant provides no other services to the Company; it provides only executive and director compensation advisory services to the Compensation Committee;

•	The executive compensation consultant maintains a conflicts policy to prevent a conflict of interest or other independence issues;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has any business or personal relationship with members of the Compensation Committee outside of the engagement;

•
Neither the individuals on the executive compensation consultant's team assigned to the engagement, nor to our knowledge, the executive compensation firm, has any business or personal relationship with any of our executive officers outside of the engagement;

•	None of the individuals on the executive compensation consultant's team assigned to the engagement maintains any direct individual position in our shares;

•
The executive compensation consultant has regular discussions with only the members of the Compensation Committee (or select members of the Compensation Committee) present and when it interacts with management, it is at the Compensation Committee chair’s request and/or with the chair’s knowledge and approval;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has provided any gifts, benefits, or donations to us, nor have they received any gifts, benefits, or donations from us; and

•	The executive compensation consultant is bound by strict confidentiality and information sharing protocols.

Market for Talent
When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources; the review of survey data as well as detailed proxy analysis of the executive compensation among the members of our comparator group.
The comparator group was based on companies with sales, size and scope reasonably comparable to those of Cliffs. Among other factors, the members of this comparator group are selected because the Company directly or indirectly competes with them for employees, business, capital and/or investors, with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.
The Compensation Committee periodically reviews the comparator group to evaluate whether it remains reasonable and appropriate. Although the Compensation Committee plans to review the comparator group again later this year, it last engaged in such a review at its September 2012 meeting. At that meeting, the Compensation Committee’s executive compensation consultant, Semler Brossy, presented a report in which it recommended few changes to the Company’s then-existing comparator group. The Compensation Committee approved those recommended changes. As a result, the Company’s comparator group currently consists of the following companies:

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COMPENSATION DISCUSSION AND ANALYSIS

Cliffs Comparator Group
Agrium Inc.	FMC Corporation
Airgas, Inc.	Goldcorp Inc.
Air Products and Chemicals, Inc.	Kinross Gold Corporation
Allegheny Technologies Incorporated	Mosaic Company (The)
Arch Coal, Inc.	Newmont Mining Corporation
Celanese Corporation	Peabody Energy Corporation
CF Industries Holdings, Inc.	Praxair, Inc.
CONSOL Energy Inc.	Teck Resources Limited
Eastman Chemical Company	Vulcan Materials Company

Pay Mix
Since our NEOs are in a position to directly influence our overall performance, a significant portion of their compensation is variable and tied to our short- and long-term performance, in order to align their interests with those of our shareholders. The variable pay components include the annual incentive (cash-based) and long-term incentive (equity-based) awards. For the 2015 fiscal year, the pay mix at target for the CEO and other NEOs is displayed below.
As illustrated in the charts below, 89% of our current CEO’s target total direct compensation, and 78%, on average, of target total direct compensation for our other NEOs, was provided through annual incentives tied to the achievement of short-term performance goals and equity-based incentives that are dependent upon long-term corporate performance and share-price appreciation:

Principal Elements of 2015 Compensation
During 2015, the executive compensation and benefits provided to our NEOs primarily consisted of the components listed in the following table, which provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the objectives served by each element. These elements are discussed in more detail in the sections that follow.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2015 Principal Compensation Elements

Element	Description	Performance Conditions	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience and individual performance	Attraction and retention
EMPI Plan	Short-term incentive (annual cash payment)	Based on EBITDA and safety metrics	Motivate the achievement of short-term strategic and financial objectives
Retention Payment	Short and long-term incentive (annual cash payment and Restricted Share Units)	—	Retain key employees
Performance Shares	Long-term incentive (equity-based payment)	Based on TSR relative to a comparator group	Attraction and retention and promotion of long-term strategic and financial objectives and long-term share performance
Restricted Share Units	Long-term retention (equity-based payment)	Value related to share performance	Attraction and retention and promotion of long-term share performance
Stock Options	Long-term incentive (equity-based payment)	Value related to share performance	Attraction and retention and alignment of our employee interests with those of the Company and our shareholders
Retirement and Welfare Benefits	Health and welfare benefits, deferred compensation, 401(k) Company contributions, defined benefit pension participation and supplemental executive retirement plans	—	Attraction and long-term retention
Executive Perquisites	Financial services and Company-paid parking	—	Avoid distraction from Cliffs’ duties

ANALYSIS OF 2015 COMPENSATION DECISIONS
Base Salary
The Compensation Committee generally considered the following factors when approving 2015 annual base salaries: market median levels of base pay; individual performance; tenure and experience; retention considerations; the individual’s historical compensation; and internal fairness considerations.
The Compensation Committee reviewed the base salaries of the NEOs and, with the help of Pearl Meyer, determined the following: (1) a merit increase for Mr. Goncalves was considered unwarranted because his current salary was deemed competitive and reasonable compared to competitors; (2) Mr. Fedor's merit increase of 7% was primarily implemented to move his base salary closer to the market median; and (3) the remaining NEOs each received a merit increase of 3%, which was consistent with the merit increase generally applied to the salaried employees of the Company.

	Effective January 1, 2015 ($)	Percent Change from 2014
Goncalves	1,200,000	0%
Tompkins	537,000	3%
Fedor	402,000	7%
Harapiak	372,000	3%
Smith	402,000	3%
Paradie	519,000	3%
Webb	402,000	3%

Annual Incentive Program
Our EMPI Plan provides an opportunity for our NEOs to earn an annual cash incentive based on our financial performance relative to business plans and achievement against key corporate objectives. The objective of the EMPI Plan is to provide our NEOs with a competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance. Target annual incentives generally are positioned at or above market median; thus, when combined with salaries generally at median, the total target cash compensation opportunity for our NEOs generally is positioned at or above market median on average. The positioning of individual NEOs may vary from this general target based on the factors described above.
2015 EMPI Plan Award Opportunities. In March 2015, for each NEO who was serving at such time, the Compensation Committee established a threshold, target and maximum EMPI Plan opportunity, expressed as a percentage of base salary. Actual incentive payouts below maximum

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COMPENSATION DISCUSSION AND ANALYSIS

funding levels were determined under a weighted scoring system, with the scoring of each performance metric expressed as a percentage of the maximum payout, subject to the Compensation Committee discretion. The target level of overall performance would produce a payout equal to 50% of the total maximum award, and an overall scoring at the threshold level would produce a payout equal to 25% of the maximum award. Performance below threshold would result in a payout of zero for the relevant factor.
EMPI Plan award opportunities (expressed as a percentage of base salary) approved for each of the NEOs on March 26, 2015 were as follows:

	EMPI Plan Award Opportunities
	Threshold	Target	Maximum
Goncalves	100%	200%	400%
Tompkins	40%	80%	160%
Fedor	40%	80%	160%
Harapiak	40%	80%	160%
Smith	40%	80%	160%
Paradie	40%	80%	160%
Webb	40%	80%	160%
2015 EMPI Plan Underlying Performance Measures. The EMPI Plan uses an underlying “performance scorecard” with multiple performance standards that are related to Cliffs' financial metrics and safety for 2015. Cliffs believes that a significant portion of our NEOs’ potential compensation should be dependent on our business results as well as our NEOs’ successful leadership.
The underlying performance metrics for our corporate employees are based on our corporate and global results, while the underlying performance metrics for our business unit employees are measured by their business unit results.
2015 EMPI Plan Target Setting and 2015 Results. Performance targets and ranges under the EMPI Plan were established and approved by the Compensation Committee in the first quarter of 2015, taking into consideration management's financial plans for the current year. Each performance element was assigned a minimum threshold level, a target level and a maximum level, representing attainment of 25%, 50% and 100%, respectively, of the EMPI Plan maximum award opportunity associated with that element. For performance below the minimum threshold performance requirement for each metric, funding would be zero percent for that factor.
As a top level performance metric, the EMPI Plan included a minimum EBITDA condition, which meant that no amounts were payable under our EMPI Plan if our corporate EBITDA had been less than $50 million.
For 2015, at the direction of the Compensation Committee, we implemented new executive compensation programs to provide better alignment between the interests of our NEOs with those of our shareholders. These changes were in direct response to shareholder concerns, some of which were expressed in public filings by Casablanca Capital prior to the 2014 Annual Meeting. For our annual incentive plan, we simplified the EMPI by reducing the number of performance metrics from five to two. These two performance metrics are EBITDA and safety. The Compensation Committee believes that focusing on EBITDA is in the best long-term interest of shareholders while emphasizing the importance of operating in a safe manner by incorporating a safety measure into the plan.
The specific elements, respective weightings and funding results for the underlying metrics were as follows:

2015 EMPI - Corporate
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Corporate/Global Weighting (%)	2015 Actual	2015 Funding
Corporate EBITDA (USD $ in millions)	$223.00	$323.00	$490.00	90.0%	$292.90	76.4%
2015 Safety Scorecard	150 - 175 points	176 - 249 points	250+ points	10.0%	242	10.0%
			Total	100.0%		86.4%

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COMPENSATION DISCUSSION AND ANALYSIS

2015 EMPI - United States Iron Ore
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Business Unit Weighting (%)	2015 Actual	2015 Funding
Corporate EBITDA (USD $ in millions)	$223.00	$323.00	$490.00	50.0%	$292.90	42.5%
United States Iron Ore EBITDA (USD $ in millions)	$446.00	$486.00	$526.00	40.0%	$384.70	—%
2015 Safety Scorecard	150 - 175 points	176 - 249 points	250+ points	10.0%	242	10.0%
			Total	100.0%		52.5%
Total annual incentives for 2015 under the EMPI Plan were paid in the amounts set forth in the following table to the NEOs:

EMPI Plan Payout ($)
Goncalves	2,073,600
Tompkins	371,174
Fedor	277,862
Harapiak	257,126
Smith	277,862
Paradie (1)	—
Webb (1)	—

(1)	Messrs. Paradie and Webb forfeited the EMPI award upon their terminations in 2015.

Long-Term Incentive Program
The objectives of our long-term incentive program are to reward our NEOs for sustained performance over multiple years, to enhance retention of NEOs by delaying the vesting of awards and, when compensation is realized, to align the long-term interests of our NEOs with those of our shareholders. For long-term incentive awards, we have historically used performance shares and restricted share units to reward and retain executives. In 2015, we introduced stock options to reward executives for stock price appreciation. The performance share, restricted share units and stock options are denominated and payable in Cliffs’ common shares in order to align the interests of our executives with our shareholders through direct ownership.
Each year, we establish a target long-term incentive award opportunity for each NEO as a pre-determined percentage of base salary based on market competitive practices and internal equity considerations. In general, the Compensation Committee sought to position target long-term incentive opportunities at or above the median of market for equivalent roles so that, in combination with base salaries near median, and at or above market annual incentive targets, the total target compensation opportunity for our NEOs is generally above the median of market on average. Actual positioning may vary from this target for NEOs based on the factors described above. In addition, actual awards to each NEO may vary from the target established for each role, based on the CEO’s assessment of individual performance in the case of grants made to NEOs other than the CEO, and based on the Board’s assessment of the CEO’s performance in the case of grants made to the CEO.
Administrative Process. Long-term incentive awards for NEOs are granted annually on the date of the Compensation Committee’s approval or a later date as set by the Compensation Committee. Grants for new or newly promoted NEOs or for long-term retention are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotion-related awards is the date of such approval or such later date as the Compensation Committee determines. We do not time grants to coordinate with the release of material non-public information. Beginning in 2014, all NEOs grants were awarded under the 2012 Incentive Equity Plan or the Amended and Restated 2012 Incentive Equity Plan. Additional grants awarded after our 2015 Annual Meeting were made under the 2015 Equity and Incentive Compensation Plan (which was approved by our shareholders at the 2015 Annual Meeting). Effective March 1, 2015, payments of accrued dividends were eliminated for certain equity grants awarded under the 2012 Incentive Equity Plan, the Amended and Restated 2012 Incentive Equity Plan and the 2015 Equity and Incentive Compensation Plan.
Performance Shares. In 2015, performance shares comprised one-third of the total target annual long-term incentive grant. A performance share granted in 2015 provides an opportunity to earn common shares based on our performance over a three-year period, with potential funding between zero and 200% of the target grant depending on the level of attained performance. We use performance shares to reward for share price performance relative to industry conditions, taking into consideration TSR, as compared to comparator companies’ returns in the metals and mining industries (performance share comparator companies identified below).

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COMPENSATION DISCUSSION AND ANALYSIS

The calibration of the pay-for-performance relationship for 2015 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	100%	Below 35th percentile	35th percentile	55th percentile	75th percentile
Payout		—%	50%	100%	200%
2015 - 2017 Performance Share Comparator Group. The comparator group used for the performance share awards is comprised of the constituent companies in the SPDR S&P Metals and Mining ETF on the last trading day of the three-year performance period, which ends on December 31, 2017. As of December 31, 2015, the index included the following companies:

AK Steel Holding Corporation	Freeport-McMoRan, Inc.	Royal Gold, Inc.
Alcoa Inc.	Haynes International, Inc.	Schnitzer Steel Industries Inc.
Allegheny Technologies Incorporated	Hecla Mining Company	Steel Dynamics, Inc.
Carpenter Technology Corporation	Kaiser Aluminum Corporation	Stillwater Mining Company
Coeur Mining, Inc.	Materion Corporation	TimkenSteel Corporation
Commercial Metals Company	Newmont Mining Corporation	United States Steel Corporation
Compass Minerals International, Inc.	Nucor Corporation	Worthington Industries, Inc.
CONSOL Energy Inc.	Reliance Steel & Aluminum Co.
The performance comparator group focuses on steel, metals and commodity mineral mining companies that generally will be affected by the same long-term market conditions as those that affect us. The Compensation Committee evaluates this comparator group for each new cycle of the performance share program based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of our specific comparators. The performance comparator group used to assess performance for performance share grants is not the same as the comparator group used to assess the competitiveness of our compensation, because the latter is limited to those companies who are similar in revenue and industry. As discussed above, for purposes of measuring relative TSR performance, we utilized a broader comparator group than that used for compensation benchmarking that was not determined solely by size or location.
Restricted Share Units. Restricted share units are earned based on continued employment and are retention-based awards. A restricted share unit award vests one-third each year following the date of grant, and is payable in our common shares. Restricted share units comprised one-third of the total annual long-term incentive grant for our NEOs in 2015.
Stock Options. Stock options are earned based on continued employment with the Company. A stock option award vests in full at the end of the same three-year period used for the performance shares, and if a vested option is exercised it is exercisable for our common shares. Stock options comprised one-third of the total annual long-term incentive grant for our NEOs in 2015.
2015 - 2017 Performance Share, Restricted Share Unit and Stock Option Grants. On January 12, 2015, the Compensation Committee approved target awards (expressed as a percentage of base salary) of performance share, restricted share unit and stock option awards under the Amended and Restated 2012 Incentive Equity Plan for our NEOs. The number of shares subject to the awards granted to each NEO was determined by dividing the total grant values by the 60-day average closing price of our common shares ending on the date of grant ($8.55 for grants made in 2015). The use of the 60-day average price to calibrate the number of shares granted limits the potential to grant an unusually high or low number of shares due to an exceptionally low or high share price on the date of the grant. The following amounts of performance shares, restricted share units and stock options, granted at the closing share price of $7.70 per share on January 12, 2015, the date of grant, were awarded to our NEOs for the 2015 - 2017 period:

	Target %	Total Grant Value ($)	Target Performance Shares (#)	Restricted Share Units (#)	Stock Options (#)
Goncalves	400%	4,322,857	187,137	187,137	187,136
Tompkins	175%	846,384	36,640	36,640	36,640
Fedor	175%	633,633	27,430	27,430	27,430
Harapiak	175%	586,355	25,383	25,383	25,384
Smith	175%	633,633	27,430	27,430	27,430
Paradie	175%	817,971	35,410	35,410	35,410
Webb	175%	633,633	27,430	27,430	27,430

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

Special Retention Program
2015 Cash and Restricted Share Unit Grants. On September 10, 2015, the Compensation Committee approved special retention awards of cash and restricted share units for certain of our NEOs. The objective of these awards were to provide Cliffs' executives and other key management employees with a meaningful financial incentive to drive Company performance and remain with Cliffs through the critical challenges of the next few years. Retention has become a significant priority as Cliffs looks to the future for growth potential and the ability to deliver value to our shareholders.  It is critical for Cliffs to retain the knowledge and experience of our executives and key management employees during this turbulent time. For this reason, it is our objective to attract and retain the best talent available and to invest in those individuals who can deliver long-term productivity.
The program was developed with a significant cash component to achieve maximum financial impact and certainty of value for participants but also to limit shareholder dilution and pressure on the share pool available for employee share participation. The program's cash component will be paid after the 2016 accounting year end (projected at the end of February 2017) and the restricted share units will vest in December 2017. The special retention award equals the value of the NEOs' incentive targets: cash is valued at 100% of their annual EMPI Plan target, plus 50% of the annual long-term incentive target and the restricted share units are valued at 50% of their annual long-term incentive target.
In determining the size of the retention grants, the Compensation Committee considered the following factors: (1) the individual’s importance to the success of the Company; (2) the amount of unvested equity held by the individual; (3) the likelihood of realizable value from the outstanding equity awards; and (4) the individual’s annual and long-term incentive opportunities. In addition, the Compensation Committee asked the compensation consultant to review retention grants made by other companies facing similar market conditions to ensure the reasonableness of the grants.
The following amounts of cash and restricted share units, granted at the closing share price of $4.06 per share on September 10, 2015, the date of grant, were awarded to our NEOs:

	Total Award Value ($)	Cash Award ($)	Restricted Share Units (#)	Restricted Share Units ($)
Goncalves	7,223,240	4,650,000	633,803	2,573,240
Tompkins	1,436,906	899,500	132,366	537,406
Fedor	1,075,635	673,350	99,085	402,285
Harapiak	995,361	623,100	91,690	372,261
Smith	1,075,635	673,350	99,085	402,285
Paradie (1)	—	—	—	—
Webb (2)	—	—	—	—

(1)	Mr. Paradie resigned in April 2015 and therefore was not eligible for the program.

(2)	The Compensation Committee did not recommend an award for Mr. Webb due to the probability of his job elimination.

RETIREMENT AND DEFERRED COMPENSATION BENEFITS
Defined Benefit Pension Plan
We maintain a defined benefit pension plan for all U.S.-based employees (the "Pension Plan"), and a Supplemental Executive Retirement Plan (the "SERP"), in which all of the NEOs are eligible to participate following one year of service. The Compensation Committee believed that pension benefits are a typical component of total benefits for employees and executives at companies in industries similar to ours, and that providing such benefits is important to delivering a competitive package to attract and retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the 2015 Pension Benefits Table below.
401(k) Savings Plan
Our U.S.-based employees, including our NEOs, are eligible to contribute up to 35% of their base salary under our 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the 2015 calendar year, employee pre-tax contributions were limited to $18,000 ($24,000 for persons age 50 or older). We match 100% of employee contributions up to the first three percent, and 50% for the next two percent of contributions. We believe our 401(k) match is competitive and necessary to attract and retain employees.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

Deferred Compensation Plan
Under the 2012 NQDC Plan, the NEOs and other senior executives, are permitted to defer, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. The Compensation Committee believed the opportunity to defer compensation is a competitive benefit that addresses the goal of attracting and retaining talent.
Deferrals earn interest at the Moody’s Corporate Average Bond Yield, which was approximately 3.95% for 2015, or any mutual investment option provided in the 401(k) Savings Plan for U.S. salaried employees. Additionally, the 2012 NQDC Plan provides for an annual supplemental matching contribution. The amount of the supplemental matching contribution is equal to what the NEO would have received as matching contributions in the 401(k) Savings Plan without regard to the applicable Internal Revenue Code limits for 2015.
Other Benefits
Our other benefits and perquisites for senior executives, including our NEOs, are limited to Company-paid parking, executive physicals, fitness facility reimbursement and personal financial services. The Compensation Committee believed that these benefits will prevent distraction from duties as an executive officer and encourage the health and well-being of our executive leadership team. Due to the location of our corporate offices, we provide Company-paid parking to corporate employees in mid- to upper-level management positions and executive officers. These benefits are disclosed below in the 2015 Summary Compensation Table under “All Other Compensation” and described in footnote 8.

SUPPLEMENTARY COMPENSATION POLICIES
Cliffs uses several additional policies to ensure that our overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:
Stock Ownership Guidelines
Our Board adopted Share Ownership Guidelines to ensure that senior executives, including our NEOs, have a meaningful direct ownership stake in Cliffs and that the interests of executives thereby are aligned with our shareholders. Our guidelines provide that senior executives, including our NEOs, own the dollar value of shares at least equal to the respective multiple times their base salary. To be compliant, each executive has five years from the time he or she is appointed to his or her officer position to satisfy the Share Ownership Guidelines. The guidelines are as follows:

Multiple of Base Pay
CEO	6x
Executive / Senior Vice President	3x
Vice President	1.5x
Effective October 27, 2015, the senior executives, including our NEOs, must hold 50% of their “net profit shares” (the shares remaining after deducting the number of shares required to be sold in order to pay tax obligations) from their vested restricted share units until the senior executives has met the ownership guideline. Currently, none of the NEOs are in compliance with our guidelines, but all are projected to be within the five-year period.
Change in Control Severance Agreements
Effective as of January 1, 2014, the Compensation Committee approved, and we entered into, new change in control severance agreements with all of our NEOs in service at such time. We also entered into a change in control severance agreement with Mr. Goncalves on September 11, 2014. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the NEO in situations where the NEO believes, for example, that we may engage in a merger, be acquired in a hostile tender offer or be involved in a proxy contest. In addition, the Compensation Committee believes that such agreements align the interests of NEOs with the interests of our shareholders if a qualified offer is made to acquire Cliffs, in that each of our NEOs would likely be aware of or involved in any such negotiation and it is to the benefit of our shareholders to have NEOs negotiating in the shareholders’ best interests without regard to the NEOs' personal financial interests. The level of benefits under these agreements was determined consistent with market practices at the time that the agreements were established. The agreements generally provide for the following change in control benefits (see accompanying narrative below for more details):

•
For grants made prior to mid-September 2013, automatic vesting of unvested equity incentives upon a change in control; however, for grants made on or after mid-September 2013, equity grants that are replaced, assumed or continued after the change in control will vest only upon a qualifying termination of employment following the change in control;

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS

•
Depending on position, two or three times annual base salary and target annual incentive as severance upon termination (within 24 months) following the change in control, and, under certain circumstances, continuation of welfare benefits for two or three years, depending on position; and

•	Non-competition, confidentiality and non-solicitation restrictions on NEOs who receive severance payments following the change in control.
The change in control severance agreements that were in effect through December 31, 2013 with our NEOs serving at such time had been amended to eliminate (1) "gross-ups" relating to excise taxes following a change in control and tax "gross-ups" relating to cash payments in lieu of certain health and welfare benefits and (2) industry service credits related to the supplemental retirement plan benefit provided upon termination after a change in control were eliminated.
Severance Agreement and Release - Webb. Mr. Webb's job was eliminated with the Company as its EVP, Global Coal, effective October 31, 2015. He received the following separation payment ($1,782,555) in exchange for his general release of claims and non-solicitation, non-disclosure and non-disparagement undertakings:

•	An amount equal in value to 24 months of base salary ($804,000);

•	An amount equal in value to two times his target bonus under the EMPI Plan ($643,200);

•	Accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP ($238,563);

•	Accrued but unused vacation ($16,492);

•	Outplacement services ($60,300); and

•	Financial planning perquisites ($20,000).
Severance Agreement and Release - Paradie. Mr. Paradie resigned from his position as Executive Vice President, CFO and Treasurer of the Company to pursue an opportunity with another public company effective April 1, 2015. He received the following separation payment ($73,192) in exchange for his general release of claims and non-solicitation, non-disclosure and non-disparagement undertakings:

•	An amount equal to 1 month of base pay ($43,250); and

•	Accrued but unused vacation ($29,942).
Please see footnote 8(e) and 8(f) of the 2015 Summary Compensation Table for more information regarding Mr. Webb's and Mr. Paradie's separation-related payments, benefits and arrangements, including assumptions used in estimating these amounts.

Certain Material Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies like Cliffs for compensation in excess of $1 million paid to the CEO and to each of the three other most highly compensated executive officers (other than, generally, the CFO) in any taxable year. However, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code may be excluded from this $1 million limit. Our 2012 EMPI Plan and the 2015 Equity and Incentive Compensation Plan are intended to permit us to grant certain awards that may be able to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. However, some grants of equity-based awards under these equity plans and some awards under the 2012 EMPI Plan may not qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code under certain circumstances. While the Compensation Committee considers the deductibility of the compensation it awards, it retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intends to grant compensation under the 2012 EMPI Plan, the 2015 Equity and Incentive Compensation Plan and the Amended and Restated 2012 Incentive Equity Plan that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 39

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board:
The Compensation and Organization Committee of the Board has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for Cliffs’ 2016 Annual Meeting and in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2015, each as filed with the Securities and Exchange Commission.
This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.
Robert P. Fisher, Jr., Chair
Joseph A. Rutkowski, Jr.
Douglas C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2015 were or have been an officer or employee of ours or engaged in transactions with us (other than in his capacity as director).
None of our executive officers serves as a director or member of the Compensation Committee of another organization whose executive officers serve as a member of either our Board or our Compensation Committee.

COMPENSATION-RELATED RISK ASSESSMENT

In 2015, the Risk Management and Human Resources Departments reviewed existing policies and plan design features within the framework of employee compensation plans in which employees (including the NEOs) participate in order to identify whether these arrangements had any design features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded that the risk mitigation features in our compensation policies and plans, including pay mix (variable versus fixed and short-term versus long-term), multi-year performance periods, incentive compensation clawbacks and Share Ownership Guidelines, provide adequate safeguards to either prevent or discourage excessive risk taking. The review team did not identify any risk within the framework of our compensation policies and plans for our NEOs and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation Committee received a report summarizing the work of the review team and concurs with this conclusion.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 40

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table
The following table sets forth the compensation earned by our NEOs for services rendered to Cliffs and our subsidiaries for the fiscal years ended December 31, 2015, 2014 and 2013 (as applicable).

Name and Principal Position(a)	Year (b)	Salary ($) (2)(3) (c)	Bonus ($) (d)	Stock Awards ($) (4) (e)	Option Awards ($) (5) (f)	Non-Equity Incentive Plan Compensation ($) (1)(6) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7) (h)	All Other Compensation ($) (8) (i)	Total ($) (j)
Lourenco Goncalves Chairman, President & CEO (1)	2015	1,200,000	—	6,177,499	1,440,947	2,073,600	133,502	88,260	11,113,808
	2014	482,308	1,200,000	4,244,000	3,457,500	—	—	93,334	9,477,142

P. Kelly Tompkins EVP & CFO	2015	537,000	—	1,243,092	282,128	371,174	72,987	27,055	2,533,436
	2014	513,750	—	838,310	—	499,000	201,850	199,087	2,251,997
	2013	484,125	—	1,091,597	—	364,241	5,738	39,566	1,985,267
Terry G. Fedor EVP, United States Iron Ore
	2015	402,000	—	930,587	211,211	277,862	42,800	19,934	1,884,394

Maurice D. Harapiak EVP, Human Resources
	2015	372,000	—	861,137	195,457	257,126	67,400	87,976	1,841,096

Clifford T. Smith EVP, Business Development	2015	402,000	—	930,587	211,211	277,862	35,000	31,646	1,888,306
	2014	385,000	—	1,061,179	—	312,000	196,625	989,675	2,944,479

Terrance M. Paradie Former EVP, CFO & Treasurer	2015	131,746	—	681,997	272,657	—	—	77,855	1,164,255
	2014	488,750	—	1,374,077	—	404,000	185,728	215,695	2,668,250
	2013	415,000	—	432,452	—	269,808	68	39,326	1,156,654
David L. Webb Former EVP, Global Coal	2015	335,000	—	528,302	211,211	—	141,625	1,790,684	3,006,822
	2014	387,500	—	1,061,179	—	312,000	106,851	865,927	2,733,457

(1)	CEO Reported Pay vs. Realized Pay:
It is important to note that the grant date fair value of the stock and option awards (both time-based and performance-based vesting) as set forth in our 2015 Summary Compensation Table above is for accounting and SEC disclosure purposes and is not realized pay for the indicated year. The table below shows the pay Mr. Goncalves realized for the past two years in contrast to the reported pay presented in the 2015 Summary Compensation Table. The difference between reported pay and realized pay reinforces the concept that a significant portion of Mr. Goncalves' compensation is at risk of forfeiture and dependent on the performance of the Company.

Year of Compensation	Reported Pay ($)(a)	Realized Pay ($)(b)	Realized Pay as a Percentage of Reported Pay (%)
2015	10,892,046	3,503,828	32.17%
2014	9,383,808	1,682,308	17.93%

(a)	Reported Pay includes salary, bonus, stock and option awards, and non-equity incentive compensation.

(b)
Realized Pay is compensation actually received by Mr. Goncalves during the indicated fiscal year, consisting of salary, bonus, annual incentive received, net spread on stock option exercises, and market value at vesting of previously granted stock and option awards . Excludes the value of any unearned and unvested stock and option awards, including performance shares, which will not actually be received, if earned, until a future date.

(2)
2015 amounts in columns (c) and (g) reflect the salary and non-equity incentive plan compensation for each NEO, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the 2012 NQDC Plan and certain other benefit plans.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 41

EXECUTIVE COMPENSATION

(3)
The 2015 salary of the NEOs includes their base salary before the employees’ contribution to the 401(k) Savings Plan. Messrs. Tompkins, Fedor, Harapiak, Smith, Paradie and Webb received a salary increase effective January 1, 2015.

The following table summarizes salary contributions for the 401(k) Savings Plan for NEOs in 2015:

	401(k) Contribution ($)	Catch-Up Contribution ($)	Total ($)
Goncalves	18,000	6,000	24,000
Tompkins	18,000	6,000	24,000
Fedor	18,000	6,000	24,000
Harapiak	18,000	6,000	24,000
Smith	18,000	6,000	24,000
Paradie	9,222	—	9,222
Webb	18,000	6,000	24,000

(4) (5)
The 2015 amounts in columns (e) and (f) reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for awards of performance shares, restricted share units and stock options, as applicable, granted during 2015. For performance shares granted during 2015, the amounts reported are based on the probable outcome as of the grant date. For additional information, refer to Item 8, Note 8 in our Annual Report on Form 10-K for the year ended December 31, 2015. These types of awards are discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2015 Compensation Decisions", under the sub-headings “2015 - 2017 Performance Share, Restricted Share Unit and Stock Option Grants” and "Special Retention Program".

The table below shows the grant date fair values for the performance shares granted to our NEOs on January 12, 2015, assuming a maximum payout of 200% and using a grant date fair value, computed in accordance with FASB ASC Topic 718, of $11.56 per share.

Maximum Fair Value of 2015-2017 Performance Shares ($)
Goncalves	4,326,607
Tompkins	847,117
Fedor	634,182
Harapiak	586,855
Smith	634,182
Paradie	818,679
Webb	634,182

(6)
The 2015 amounts in column (g) reflect the incentive awards earned in 2015 under the EMPI Plan, which is discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2015 Compensation " under the sub-heading “Annual Incentive Plan.”

(7)
The 2015 amounts in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Pension Plan and the SERP, both of which are discussed in “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits” under the sub-heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts in which the NEO is not fully vested. The present value of accumulated pension benefits for the NEOs generally increased from December 31, 2014 to December 31, 2015. This is primarily the result of the one additional year of benefit accruals earned under the qualified and nonqualified pension plans. This column also includes amounts for above-market interest for the NEOs’ balances in the 2012 NQDC Plan.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2015:

	Present Value of Pension Accruals ($)	Above-Market Interest on Deferred Compensation ($)	Total ($)
Goncalves	133,500	2	133,502
Tompkins	72,900	87	72,987
Fedor	42,800	—	42,800
Harapiak	67,400	—	67,400
Smith	35,000	—	35,000
Paradie (a)	—	—	—
Webb	141,557	68	141,625

(a)	Mr. Paradie had a decrease in the present value of pension accruals of negative $19,134.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 42

EXECUTIVE COMPENSATION

(8)
The 2015 amounts in column (i) reflect the combined value of the NEOs' perquisites or the benefits attributable to our paid parking, fitness reimbursement program, financial services, dividends paid or accrued on equity holdings, matching contributions made on behalf of the executives under the 401(k) Savings Plan, and the 2012 NQDC Plan.

The following table summarizes perquisites and other compensation in 2015:

	Paid Parking ($)	Fitness Reimbursement Program ($)	Executive Physicals ($)	Financial Services ($)	Dividends and Accrued Dividends ($) (a)	401(k) Savings Plan Matching Contributions ($)	NQDC Plan Matching Contributions ($)	Other ($)		Total ($)
Goncalves	3,480	—	1,765	6,500	—	10,600	13,400	52,515	(b)	88,260
Tompkins	3,480	300	—	1,875	—	10,600	10,800	—		27,055
Fedor	3,480	300	—	—	—	10,600	5,480	74	(c)	19,934
Harapiak	3,480	600	—	9,978	—	10,600	4,280	59,038	(d)	87,976
Smith	3,480	300	1,786	10,000	—	10,600	5,480	—		31,646
Paradie	1,160	—	—	3,344	—	—	—	73,351	(e)	77,855
Webb	2,900	—	—	5,097	—	—	—	1,782,687	(f)	1,790,684

(a)	Cliffs' Board of Directors decided to eliminate quarterly dividends on Cliffs' common shares, the decision was applicable for the first quarter of 2015 and all subsequent quarters.

(b)	Other compensation for Mr. Goncalves includes commuting expenses ($52,515).

(c)	Other compensation for Mr. Fedor reflects a wellness gift card ($50) and a tax gross-up on the wellness card ($24).

(d)	Other compensation for Mr. Harapiak:

•	Includes payments related to relocation ($43,144) and a tax gross-up on relocation expense ($15,820); and

•	Reflects a wellness gift card ($50) and a tax gross-up on the wellness card ($24).

(e)	Other compensation for Mr. Paradie:

•	Includes payments related to his April 1, 2015 resignation pursuant to his Severance Agreement and Release for:

◦	An amount equal to 1 month base pay ($43,250);

◦	Accrued but unused vacation ($29,942); and

◦	Medicare and local tax gross-up after his termination ($159).

(f)	Other compensation for Mr. Webb:

•	Includes payments related to his October 31, 2015 termination pursuant to his Severance Agreement and Release for:

◦	An amount equal to 24 months base pay ($804,000);

◦	An amount equal in value to two times his target bonus under the EMPI Plan ($643,200);

◦	Accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP ($238,563);

◦	Accrued but unused vacation ($16,492);

◦	Outplacement services ($60,300);

◦	Financial planning perquisites ($20,000); and

◦	Medicare tax gross-up after his termination ($132).

•
But does not reflect an equity payout ($96,902) reflective of other vested grants and/or awards under the 2012 Incentive Equity Plan. The value for these accelerated equity awards is not included in the “All Other Compensation” column of the 2015 Summary Compensation Table because amounts covering these awards were otherwise disclosed in the “Stock Awards” column of the 2015 Summary Compensation Table or in the Summary Compensation Table in 2014 (and thus would represent double-counting), and do not represent additional compensation. However, to provide shareholders with context for these amounts, the values are included here in this footnote.

2015 Grants of Plan-Based Awards
This table discloses in columns (c), (d) and (e) the potential payouts at the threshold, target and maximum levels of the awards under the EMPI Plan for 2015. See “Compensation Discussion and Analysis - Analysis of 2015 Compensation Decisions - Annual Incentive Plan” above for a description of the EMPI Plan. Actual payouts for the 2015 EMPI awards are shown in the 2015 Summary Compensation Table.
Columns (f), (g) and (h) of the table below show the potential payouts at the threshold, target and maximum levels of the 2015 - 2017 performance share awards; such performance shares generally vest over a three-year period ending December 31, 2017. Column (i) shows the number of restricted share units generally payable in equal thirds on each of December 31, 2015, December 31, 2016 and December 31, 2017. Column (j) represents stock options granted under our equity plans, which options generally vest in full on December 31, 2017. Column (l) shows the grant date fair value of such equity awards, based on the grant date fair value of $11.56 per share of each equity award granted during the last fiscal year, computed in accordance with FASB ASC Topic 718, based on the probable outcome for each award that is subject to performance

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 43

EXECUTIVE COMPENSATION

conditions. The 2015 equity awards were granted under our 2015 Equity and Incentive Compensation Plan and the Amended and Restated 2012 Incentive Equity Plan.
The table shows in columns (i) and (l) the number of restricted share units granted in connection with the 2015 - 2017 period based on the grant date price of $7.70 per share (or $4.06 per share for the restricted share units granted on September 10, 2015) of those restricted share unit grants under FASB ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Goncalves	1/12/2015	—	—	—	93,569	187,137	374,274	—		—	—	2,163,304
	1/12/2015	—	—	—	—	—	—	187,137		—	—	1,440,955
	1/12/2015	—	—	—	—	—	—	—		187,136	$7.70	1,440,947
	3/26/2015	1,200,000	2,400,000	4,800,000	—	—	—	—		—	—	—
	9/10/2015	—	—	—	—	—	—	633,803	(3)	—	—	2,573,240
Tompkins	1/12/2015	—	—	—	18,320	36,640	73,280	—		—	—	423,558
	1/12/2015	—	—	—	—	—	—	36,640		—	—	282,128
	1/12/2015	—	—	—	—	—	—	—		36,640	$7.70	282,128
	3/26/2015	214,800	429,600	859,200	—	—	—	—		—	—	—
	9/10/2015	—	—	—	—	—	—	132,366	(3)	—	—	537,406
Fedor	1/12/2015	—	—	—	13,715	27,430	54,860	—		—	—	317,091
	1/12/2015	—	—	—	—	—	—	27,430		—	—	211,211
	1/12/2015	—	—	—	—	—	—	—		27,430	$7.70	211,211
	3/26/2015	160,800	321,600	643,200	—	—	—	—		—	—	—
	9/10/2015	—	—	—	—	—	—	99,085	(3)	—	—	402,285
Harapiak	1/12/2015	—	—	—	12,692	25,383	50,766	—		—	—	293,427
	1/12/2015	—	—	—	—	—	—	25,383		—	—	195,449
	1/12/2015	—	—	—	—	—	—	—		25,384	$7.70	195,457
	3/26/2015	148,800	297,600	595,200	—	—	—	—		—	—	—
	9/10/2015	—	—	—	—	—	—	91,690	(3)	—	—	372,261
Smith	1/12/2015	—	—	—	13,715	27,430	54,860	—		—	—	317,091
	1/12/2015	—	—	—	—	—	—	27,430		—	—	211,211
	1/12/2015	—	—	—	—	—	—	—		27,430	$7.70	211,211
	3/26/2015	160,800	321,600	643,200	—	—	—	—		—	—	—
	9/10/2015	—	—	—	—	—	—	99,085	(3)	—	—	402,285
Paradie	1/12/2015	—	—	—	17,705	35,410	70,820	—		—	—	409,340
	1/12/2015	—	—	—	—	—	—	35,410		—	—	272,657
	1/12/2015	—	—	—	—	—	—	—		35,410	$7.70	272,657
	3/26/2015	207,600	415,200	830,400	—	—	—	—		—	—	—
Webb	1/12/2015	—	—	—	13,715	27,430	54,860	—		—	—	317,091
	1/12/2015	—	—	—	—	—	—	27,430		—	—	211,211
	1/12/2015	—	—	—	—	—	—	—		27,430	$7.70	211,211
	3/26/2015	160,800	321,600	643,200	—	—	—	—		—	—	—

(1)
Estimated 2015 payouts under the EMPI Plan. The target award represents 50% of the maximum award value (and the minimum or threshold award represents 25% of the maximum award value), payable only upon achievement of a minimum corporate EDITBA performance condition, but also subject to reduction based upon the CEO’s recommendation and the Compensation Committees' discretion.

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EXECUTIVE COMPENSATION

(2)
The amounts in column (f) reflect the threshold payout level of the 2015 - 2017 performance shares, which is 50% of the target amount shown in column (g); and the amounts shown in column (h) represent 200% of such target amounts.

(3)
Represents a grant of restricted share units to Messrs. Goncalves, Tompkins, Fedor, Harapiak and Smith on September 10, 2015. The restricted share units generally vest on December 15, 2017, subject to continued employment.

Despite the disclosure in the table above, all estimated future payouts under equity incentive plan awards are wholly dependent on our future share price.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table shows: in column (b), the number of unexercised option awards that are exercisable; in column (c), the number of unexercised option awards that are unexercisable; in column (d), the option exercise price and in column (e), the option expiration date. In addition, column (f) shows the number of unvested restricted share units held by each NEO and column (g) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 31, 2015 of $1.58 per share. Column (h) shows the number of unearned performance shares (at threshold) held by each NEO, and column (i) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 31, 2015 of $1.58 per share. These awards were granted under the 2012 Incentive Equity Plan, Amended and Restated 2012 Incentive Equity Plan or 2015 Equity and Incentive Compensation Plan.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Goncalves	83,334	166,666	(1)	13.83	11/17/2021	—		—	300,000	(2)	474,000
	—	187,136	(3)	7.70	1/12/2025	124,757	(4)	197,116	93,569	(5)	147,839
	—	—		—	—	633,803	(6)	1,001,409	—		—
Tompkins	—	—		—	—	9,610	(7)	15,184	14,420	(8)	22,784
	—	36,640	(3)	7.70	1/12/2025	24,426	(4)	38,593	18,320	(5)	28,946
	—	—		—	—	132,366	(6)	209,138	—		—
Fedor	—	—		—	—	6,930	(7)	10,949	10,400	(8)	16,432
	—	—		—	—	11,800	(9)	18,644	—		—
	—	27,430	(3)	7.70	1/12/2025	18,286	(4)	28,892	13,715	(5)	21,670
	—	—		—	—	99,085	(6)	156,554	—		—
Harapiak	—	—		—	—	20,000	(10)	31,600	—		—
	—	—		—	—	7,430	(11)	11,739	11,155	(12)	17,625
	—	25,384	(3)	7.70	1/12/2025	16,921	(4)	26,735	12,692	(5)	20,053
	—	—		—	—	91,690	(6)	144,870	—		—
Smith	—	—		—	—	7,210	(7)	11,392	10,815	(8)	17,088
	—	—		—	—	12,270	(9)	19,387	—		—
	—	27,430	(3)	7.70	1/12/2025	18,286	(4)	28,892	13,715	(5)	21,670
	—	—		—	—	99,085	(6)	156,554	—		—
Paradie	—	—		—	—	—	(13)	—	—	(13)	—
Webb (14)	—	—		—	—	12,270	(9)	19,387	—		—
	—	7,619	(3)	7.70	1/12/2025	—		—	3,810	(5)	6,020

(1)
Represents a grant of stock options to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. One-third of the stock option grant vested on December 31, 2015 (first vesting date) and the remaining will generally vest equally on December 31, 2016 (second vesting date) and December 31, 2017 (third vesting date), subject to continued employment on each applicable vesting date.

(2)
Represents performance-based restricted share units granted to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. The performance-based restricted share units grant is shown based on achievement of threshold performance, and will generally vest, if at all, if our shares achieve and maintain certain VWAP prices for any period of 90 consecutive calendar days during the performance period commencing on August 7, 2014 and ending on December 31, 2017.

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EXECUTIVE COMPENSATION

(3)	Represents a grant of stock options granted on January 12, 2015. The stock options generally vest in full on December 31, 2017, subject to continued employment until such date.

(4)
Represents a grant of restricted share units granted on January 12, 2015. One-third of the restricted share units vested on December 31, 2015 (first vesting date) the remaining will generally vest equally on December 31, 2016 (second vesting date) and December 31, 2017 (third vesting date), subject to continued employment on each and applicable vesting date.

(5)
This represents performance shares for the 2015 - 2017 performance period granted on January 12, 2015. These shares will generally vest, if at all, on December 31, 2017, subject to the achievement of specified performance metrics and continued employment through December 31, 2017. These numbers are being reported at a threshold of 50% based on the current estimate of performance as of December 31, 2015.

(6)
Represents a grant of additional restricted share units to Messrs. Goncalves, Tompkins, Fedor, Harapiak and Smith on September 10, 2015. The restricted share units generally vest on December 15, 2017, subject to continued employment.

(7)	Represents a grant of restricted share units granted on February 10, 2014. The restricted share units generally vest in full on December 31, 2016, subject to continued employment until such date.

(8)
This represents performance shares for the 2014 - 2016 performance period granted on February 10, 2014. These shares will generally vest, if at all, on December 31, 2016, subject to the achievement of specified performance metrics and continued employment through December 31, 2016. These numbers are being reported at a threshold of 50% based on the current estimate of performance as of December 31, 2015.

(9)
This represents a grant of additional restricted share units to Messrs. Fedor, Smith and Webb on July 29, 2014. 50% of the restricted share units vested on February 10, 2015 (first vesting date) and the remaining 50% generally vest on February 10, 2016 (second vesting date).

(10)
Represents a grant of restricted share units to Mr. Harapiak on June 2, 2014 pursuant to his employment offer. The restricted share units generally vest in full on June 2, 2017, subject to continued employment on such date.

(11)	Represents a grant of restricted share units granted on July 28, 2014. The restricted share units generally vest in full on December 31, 2016, subject to continued employment until such date.

(12)
This represents performance shares for the 2014 - 2016 performance period granted on July 28, 2014. These shares will generally vest, if at all, on December 31, 2016, subject to the achievement of specified performance metrics and continued employment through December 31, 2016. These numbers are being reported at a threshold of 50% based on the current estimate of performance as of December 31, 2015.

(13)	Mr. Paradie's equity awards were forfeited due to his voluntary termination on April 1, 2015.

(14)
Mr. Webb's performance shares and stock options granted on January 12, 2015 were prorated to his termination date (October 31, 2015) and his additional restricted share units granted on July 29, 2014 were not prorated and vested on February 10, 2016.

2015 Option Exercises and Stock Vested
Columns (b) and (c) set forth certain information regarding performance shares and restricted share units awards that vested during 2015 for the NEOs.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (b)		Value Realized on Vesting ($) (c)
Goncalves	62,380	(1)	98,560
Tompkins	10,800	(2)	34,992
	12,214	(1)	19,298
Fedor	11,800	(3)	78,706
	9,144	(1)	14,448
Harapiak	8,462	(1)	13,370
Smith	12,270	(3)	81,841
	9,144	(1)	14,448
Paradie	15,890	(3)	105,986
Webb (4)	12,270	(3)	81,841
	7,620	(5)	21,031
	21,630	(6)	59,699
	7,210	(7)	19,900

(1)
Represents an award of restricted share units granted during 2015 for the 2015 – 2017 period. One-third of the restricted share units vested on December 31, 2015 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $1.58).

(2)
Represents an award of restricted share units granted to Mr. Tompkins on November 11, 2013; the remaining 50% vested on November 11, 2015 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $3.24).

(3)
Represents a grant of additional restricted share units to Messrs. Fedor, Smith, Webb and Paradie on July 29, 2014. 50% of the restricted share units vested on February 10, 2015 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $6.67).

(4)	The vesting of Mr. Webb's 2014 equity awards accelerated in connection with last year's change in control.

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EXECUTIVE COMPENSATION

(5)
Represents an award of restricted share units granted during 2015 for the 2015 – 2017 period. One-third of the restricted share units vested on December 31, 2015 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $2.76).

(6)
Represents a performance share award granted during 2014 for the 2014 - 2016 performance period (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $2.76).

(7)
Represents an award of restricted share units granted during 2014 for the 2014 – 2016 period (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $2.76).

2015 Pension Benefits
This table discloses: in column (c), the number of years of credited service; in column (d), the present value of accumulated benefits; and in column (e), payments during the last fiscal year under the Pension Plan and the SERP. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Item 8, Note 7 in our Annual Report on our Form 10-K for the year ended December 31, 2015.
The cash balance formula under our Pension Plan provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter after the applicable date, a credit is made to the account equal to a percentage of the NEO’s pay ranging from four percent to 10% based upon his age and service with transitional pay credits up to 13% during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.
The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of our NEOs during 2015 include the amount shown for 2015 in the “Salary” column of the 2015 Summary Compensation Table above, plus the amount of incentive compensation earned in 2015 and paid in 2016, respectively.
The SERP generally provides the NEOs with the benefits that would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement or termination.
For more information about the NEOs’ pension and SERP benefits, refer to the “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits.”

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Goncalves	Salaried Pension Plan	1.4	42,900	—
	SERP	1.4	90,600	—
Tompkins (1)	Salaried Pension Plan	5.6	144,100	—
	SERP	19.3	340,300	—
Fedor	Salaried Pension Plan	4.9	111,300	—
	SERP	4.9	94,700	—
Harapiak	Salaried Pension Plan	1.6	39,900	—
	SERP	1.6	27,500	—
Smith	Salaried Pension Plan	11.7	291,100	—
	SERP	11.7	174,400	—
Paradie	Salaried Pension Plan	7.5	193,100	—
	SERP	7.5	—	137,066
Webb	Salaried Pension Plan	4.3	—	95,694
	SERP	4.3	238,563	—

(1)
For purposes of calculating the supplemental retirement benefit, the Compensation Committee approved a hire date of 1996 for Mr. Tompkins. Effective April 2012, Cliffs determined that it would no longer offer service credits for incoming executives.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 47

EXECUTIVE COMPENSATION

2015 Non-Qualified Deferred Compensation
In 2015, the NEOs were permitted to defer under the 2012 NQDC Plan, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate or other investments provided in our 401(k) Savings Plan.
Additionally, the 2012 NQDC Plan provides to the extent performance-based contributions credited to the 401(k) Savings Plan exceed Code limits for a qualified deferred compensation plan, that contributions are credited to the accounts of executives under the non-qualified deferred compensation plan. These specific cash accounts are not convertible to share units. Similarly, if an NEO’s salary reduction contributions to the 401(k) Savings Plan are limited by Code limitations, the amount the NEO received in Cliffs company match will be credited to the NEO's account under the 2012 NQDC Plan.
The following table shows: in column (b), executive contributions by each NEO, if any, and the contributions include any pre-tax contributions of salary and EMPI Plan awards; in column (c), registrant contributions, matching contributions we made on behalf of the NEOs and supplemental matching contributions authorized under the 401(k) Savings Plan that were credited to the 2012 NQDC Plan, if any; in column (d), aggregate earnings, which includes interest earned on cash deferrals; in column (e), aggregate withdrawals and/or distribution; and in column (f) the aggregate year end balance.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($) (2)(d)	Aggregate Withdrawals / Distribution ($) (3) (e)	Aggregate Balance at Last FYE ($) (4) (f)
Goncalves	—	13,400	223	—	21,214
Tompkins	—	10,880	482	—	21,295
Fedor	—	5,480	232	—	9,959
Harapiak	—	4,280	—	—	4,280
Smith	—	5,480	180	—	9,405
Paradie	—	—	91	(8,839)	—
Webb	—	—	375	—	8,107

(1)	The amounts shown in column (c) consist of Cliffs' matching contributions disclosed in the column “All Other Compensation” in the 2015 Summary Compensation Table.

(2)	The amounts shown in column (d) include above-market earnings disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the 2015 Summary Compensation Table.

(3)	The amounts shown in column (e) reflect any withdrawals and/or distribution.

(4)	The aggregate balance in column (f) reflects the year-end balance in their NQDC accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables and discussion below reflect the compensation payable to each of the NEOs, other than Messrs. Paradie and Webb (who departed during 2015), in the event of termination of such executive’s employment under a variety of different circumstances, including voluntary termination, involuntary termination without cause and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 31, 2015. All amounts shown are based on reasonable estimates of the amounts that would be paid to the executives upon their termination; the actual amounts only can be determined at the time of such NEO’s separation from Cliffs.
A discussion of the payments and benefits actually paid or payable to Messrs. Paradie and Webb in connection with their respective 2015 terminations is provided at the end of this section.
Payments Made Upon All Terminations
If an NEO’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan, and 2012 NQDC Plan, if applicable; and

•	Undistributed, but earned performance shares and vested restricted share units and stock options for completed performance periods.

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EXECUTIVE COMPENSATION

Additional Payments Upon Involuntary Termination Without Cause
In the event that an NEO is terminated involuntarily without cause, he typically would receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the NEO’s service with Cliffs, and the NEO’s current incentive targets:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services;

•
Pursuant to the terms of our 2012 Incentive Equity Plan, Amended and Restated 2012 Incentive Equity Plan and 2015 Equity and Incentive Compensation Plan, a pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares, restricted share units and stock options. Such prorated performance shares and restricted share units will be paid when such shares and units would otherwise be paid and prorated options have a exercisable period of one-year from date of termination; and

•	Financial services.
There is no legally binding agreement requiring that any such payments or benefits be paid to any NEO, except in the case of a change in control and resulting qualifying termination. Because all such benefits are at the discretion of the Compensation Committee, it is not possible to estimate the amount that would be paid in such circumstances.
Additional Payments Upon Retirement
Executives are eligible for retirement at age 55 with at least five years of service. Our cash balance pension plan has only a service requirement of three years for full vesting. In the event of any NEO's retirement, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro rata portion of the annual incentive award under the EMPI Plan for the year in which he or she retires unless otherwise determined by the Compensation Committee;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement; and

•
A pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares, restricted share units and stock options. Such performance, restricted shares and stock options will be paid when such shares and units would otherwise be paid and options have a exercisable period of one-year from date of termination.

Additional Payments Upon Change in Control (Without Termination)
Effective September 2013, upon a change in control, all future equity awards granted to NEOs will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediate vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided).
For this purpose, a "change in control" generally means the occurrence of any of the following events:

•
Any one person, or more than one person acting as a group, acquires ownership of Cliffs common shares possessing 35% or more of the total voting power of Cliffs common shares or the then-outstanding shares (subject to certain exceptions);

•	A majority of members of the Cliffs' Board is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs' Board prior to the date of the appointment or election;

•	Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or

•	Approval by Cliffs’ shareholders of a complete liquidation or dissolution of Cliffs.
Acquisitions of Cliffs’ common shares pursuant to certain business combination or similar transactions described in Cliffs’ equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•
Owners of Cliffs common shares immediately prior to the business transaction own more than 50% of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs common shares;

•
No one person, or more than one person acting as a group (subject to certain exceptions), owns 35% or more of the combined voting power of the entity resulting from the business transaction or the outstanding common shares of such resulting entity; and

•
At least a majority of the members of the Board of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by the Cliffs' Board. For purposes of this exception,

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EXECUTIVE COMPENSATION

the incumbent Board of Cliffs generally means those directors who were serving as of August 11, 2008 or April 7, 2015 (as applicable)(or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.
Except as it pertains to the definition of business combinations or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with Cliffs.
Our 2012 Incentive Equity Plan, Amended and Restated 2012 Incentive Equity Plan and 2015 Equity and Incentive Compensation Plan also clarifies that the following two plan provisions do not apply to the definition of “Business Combination”: (1) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with Cliffs; and (2) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of shares, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Additional Payments Upon Termination Without Cause after Change in Control
Each of the NEOs, with the exception of Messrs. Paradie and Webb due to their terminations in 2015, has a written change in control severance agreement that applies only in the event of termination during the two years after a change in control. If one of the NEOs is involuntarily terminated during the two years after a change in control, for a reason other than cause, he will be entitled to the following additional benefits:

•
A lump sum payment in an amount equal to three times (in the case of Messrs. Goncalves, Tompkins and Harapiak) or two times (in the case of Messrs. Fedor and Smith), the sum of: (1) base salary (at the highest rate in effect during the five-year period prior to the termination date), and (2) annual incentive pay at the target level for the year of separation, year prior to the change in control or year of the change in control, whichever is greater.

•
COBRA continuation coverage for a period of 36 months (in the case of Messrs. Goncalves, Tompkins and Harapiak) or 24 months (in the case of Messrs. Fedor and Smith) following the termination date, for health, life insurance and disability benefits.

•
A lump sum payment in an amount equal to the sum of the additional future pension benefits that the NEO would have been entitled to receive for two or three years following the termination date under the SERP.

•	Incentive pay at target levels for the year in which the termination date occurs.

•	Outplacement services in an amount up to 15% of the NEO’s base salary.

•
The NEO will be provided perquisites for a period of 36 months (in the case of Messrs. Goncalves, Tompkins and Harapiak) or 24 months (in the case of Messrs. Fedor and Smith), comparable to the perquisites he was receiving before the termination of his employment or the change in control, whichever is greater.

Similar benefits are paid if the NEO voluntarily terminates his employment during the two years following a change in control if any of the following events occurs, provided that the NEO provides notice within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days following receipt of such notice:

•	a material diminution in the NEO’s base pay;

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material change in the geographic location at which the NEO must perform services;

•	a material reduction in the NEO’s incentive pay opportunity; or

•	breach of employment agreement, if any, under which the NEO provides services.
For purposes of the change in control severance agreements, “cause” generally means termination of an NEO's employment for the following acts: (1) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his employment with Cliffs or any subsidiary of Cliffs; (2) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (3) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (4) intentional wrongful engagement in any competitive activity.
In order to receive benefits under the change in control severance agreements, the NEOs must agree to certain covenants not to disclose any of our confidential and proprietary information, as well as covenants not to compete and not to solicit any of our employees. In addition, each NEO must sign a release of claims.
Additional Payments Upon Death or Disability
In the event of any NEO's death or disability, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 50

EXECUTIVE COMPENSATION

•
Full vesting, subject to the Compensation Committee’s discretion, from time to time, of his or her performance shares (calculated at target), performance-based restricted share units, restricted share units and stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES
The following tables show the benefits payable to the NEOs other than Messrs. Paradie and Webb upon various types of terminations of employment and change in control assuming an effective date of December 31, 2015.

Lourenco Goncalves
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	10,800,000
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	2,400,000
Equity	756,000	756,000	—	—	756,000	—	2,685,200
Retirement Benefits	—	—	—	—	—	—	1,043,300
Non-Qualified Deferred Compensation	21,200	21,200	—	21,200	21,200	21,200	21,200
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	282,200
TOTAL	777,200	777,200	—	21,200	777,200	21,200	17,231,900

P. Kelly Tompkins
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	2,899,800
Non-Equity Incentive Plan Compensation	—	—	371,200	—	—	—	429,600
Equity	121,000	121,000	121,000	—	121,000	—	424,300
Retirement Benefits	467,100	467,100	—	484,400	484,400	—	789,700
Non-Qualified Deferred Compensation	21,300	21,300	21,300	21,300	21,300	21,300	21,300
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	148,100
TOTAL	609,400	609,400	513,500	505,700	626,700	21,300	4,712,800

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 51

EXECUTIVE COMPENSATION

Terry G. Fedor
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,447,200
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	321,600
Equity	92,100	92,100	—	—	92,100	—	334,600
Retirement Benefits	184,600	184,600	—	206,000	206,000	—	323,200
Non-Qualified Deferred Compensation	10,000	10,000	—	10,000	10,000	10,000	10,000
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	100,200
TOTAL	286,700	286,700	—	216,000	308,100	10,000	2,536,800

Maurice D. Harapiak
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	2,008,800
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	297,600
Equity	91,500	91,500	—	—	91,500	—	330,400
Retirement Benefits	—	—	—	—	—	—	227,500
Non-Qualified Deferred Compensation	4,300	4,300	—	4,300	4,300	4,300	4,300
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	143,300
TOTAL	95,800	95,800	—	4,300	95,800	4,300	3,011,900

Clifford T. Smith
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,447,200
Non-Equity Incentive Plan Compensation	—	—	277,900	—	—	—	321,600
Equity	93,400	93,400	93,400	—	93,400	—	337,100
Retirement Benefits	436,400	436,400	—	465,500	465,500	—	596,300
Non-Qualified Deferred Compensation	9,400	9,400	9,400	9,400	9,400	9,400	9,400
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	123,300
TOTAL	539,200	539,200	380,700	474,900	568,300	9,400	2,834,900

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 52

EXECUTIVE COMPENSATION

Payments in Connection with Mr. Webb’s Departure
In connection with Mr. Webb’s termination as of October 31, 2015, he received certain payments and benefits pursuant to a Severance Agreement and Release. The 2015 compensation for Mr. Webb in the 2015 Summary Compensation Table includes the following payments and benefits in connection with his termination (all of which are reflected in the “All Other Compensation” column of that table): a lump sum payment equal in value to 24 months' base pay ($804,000), plus an amount equal to two times his target bonus under the EMPI Plan ($643,200); accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP ($238,563); accrued but unused vacation ($16,492); outplacement services ($60,300) and financial planning perquisites ($20,000).
Mr. Webb's accelerated equity awards are not included in the “All Other Compensation” column of the 2015 Summary Compensation Table because amounts covering these awards were otherwise disclosed in the “Stock Awards” column of the 2015 Summary Compensation Table or in the Summary Compensation Table in 2014 (and thus would represent double-counting), and do not represent additional compensation.
Additionally, inclusion of the above amounts in the "All Other Compensation" column may represent "double-counting" of certain amounts previously reported for Mr. Webb's accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP, and should be taken into consideration when determining Mr. Webb's actual total compensation for 2015.
Payments in Connection with Mr. Paradie’s Departure
In connection with Mr. Paradie’s resignation as of April 1, 2015, he received certain payments and benefits pursuant to a Severance Agreement and Release. The 2015 compensation for Mr. Paradie in the 2015 Summary Compensation Table includes the following payments and benefits in connection with his resignation (all of which are reflected in the “All Other Compensation” column of that table): a lump sum payment equal in value to one months' base pay ($43,250) and accrued but unused vacation ($29,942).

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 53

PROPOSAL 3	APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

In accordance with Section 14A(a)(1) of the Exchange Act, the Board is providing our shareholders with an opportunity at the 2016 Annual Meeting to vote, on an advisory basis, to approve our named executive officers' compensation, which is commonly known as “Say-on-Pay.” Say-on-Pay gives our shareholders an opportunity to vote, on a non-binding basis, to approve the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules. Cliffs conducts annual Say-on-Pay votes, and the next Say-on-Pay vote will occur at the 2017 Annual Meeting.
We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” and related narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by our shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.
The affirmative vote of a majority of the voting power of the common shares and shares of our mandatory convertible preferred stock present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote on our NEOs' compensation, voting together as a single class, is required to approve our NEOs' compensation.
The Board unanimously recommends a vote “FOR” Proposal 3 to approve, on an advisory basis, our named executive officers' compensation.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 54

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2015 regarding securities to be issued pursuant to outstanding stock options, restricted share units and performance-based awards and securities remaining available for issuance under our equity plans. The Amended and Restated 2012 Incentive Equity Plan; the 2015 Equity and Incentive Compensation Plan (the "Current Plan"); the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (the "ESPP"); and the Directors' Plan have been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	5,269,328	(1)	$10.22	(2)	22,008,934	(3)
Equity Compensation Plans Not Approved by Security Holders	—		__		—
Total	5,269,328				22,008,934

(1)
Includes 2,592,960 performance share awards from the Amended and Restated 2012 Incentive Equity Plan and 0 performance share awards from the Current Plan, which assumes a maximum payout of 200% upon meeting certain performance targets, 2,068,879 restricted share units for which issuance is based upon a three-year vesting period under both plans; 607,489 stock options for which issuance is based on various vesting periods, and 0 shares from the ESPP. As a result, this aggregate reported number may overstate actual dilution. The Current Plan uses a fungible share pool under which each share issued pursuant to an option or stock appreciation right ("SAR") reduces the number of shares available by one share and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. This aggregated reported number reflects the actual number of shares that would be issued in settlement of these awards, and does not reflect the fungible impact on the Current Plan if these awards were earned in total, which impact would be 9,931,167 shares.

(2)	Restricted share units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)
Includes (A) 11,917,635 common shares remaining available under the Current Plan that may be issued in respect of stock options, SARs, restricted shares, restricted share units, deferred shares, performance shares, performance units, retention units and dividends or dividend equivalents, (B) 91,299 common shares remaining available under the Directors’ Plan that may be issued in respect of restricted shares, restricted share units, deferred shares and other awards that may be denominated or payable in, valued by or reference to or based on common shares or factors that may influence the value of the common shares, and (C) 10,000,000 common shares authorized for purchase under the ESPP. Also, as mentioned above, the Current Plan uses a fungible share pool under which each share issued pursuant to an option or SAR reduces the number of shares available by one share, and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. As a result, awards granted from these remaining shares would ultimately count against this number, if and when settled in shares, based on the applicable fungible ratio and, in the case of performance-based awards, based on actual performance.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 55

PROPOSAL 4	SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The following shareholder proposal has been submitted to Cliffs on behalf of the Southwest Regional Council of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which has indicated it is the beneficial owner of 10,850 shares of our common shares. The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Cliffs Natural Resources Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

Cliffs Natural Resources' Board of Directors should establish a majority vote standard in uncontested director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company's current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the "withhold" votes are cast against the nominee. So-called "withhold" votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past ten years, nearly 90% of the companies in the S&P 500 Index, including numerous companies incorporated in Ohio, have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

Cliffs Natural Resources has not established a majority vote standard, retaining its plurality vote standard. A majority vote standard combined with the Company's current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Cliffs Natural Resources, while reserving for the Board an important post-election role. We believe that the Company should join the mainstream of major U.S. companies and establish a majority vote standard for uncontested director elections.

Cliffs' Response in Opposition to the Shareholder Proposal
Cliffs' Board recommends a vote AGAINST Proposal No. 4.
Our Board has carefully reviewed and considered this proposal, and believes that the proposal is not in the best interests of our shareholders at this time. Like many other public companies, Cliffs uses a plurality voting standard in the election of directors, which is the default standard under Ohio law. Under a plurality voting standard, the director nominees who receive the most affirmative votes are elected to the Board. Plurality voting ensures that all open positions are filled at each election of directors, and has historically been effective in electing strong, independent directors to Cliffs’ Board. Under majority voting, a “failed election” may occur when a director nominee does not receive a majority of the votes cast in an uncontested election. Such a result could not only cause Cliffs to lose experienced and knowledgeable directors, but also disrupt the orderly function of the Board and adversely affect Cliffs’ ability to comply with applicable NYSE or SEC requirements.
More importantly, majority voting in director elections is incompatible with cumulative voting.
Under Ohio law, unless a company’s articles of incorporation provide otherwise, shareholders have the right to cumulatively vote their shares in any election of directors if certain procedures are followed. Our Second Amended Articles of Incorporation currently do not expressly eliminate cumulative voting in the election of directors. Cumulative voting enables a shareholder to cumulate voting power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute those votes among two or more nominees. The effect of cumulative voting is potentially to allow a shareholder that holds less than a majority of the outstanding voting power to elect one or more directors. While a majority voting standard does not literally prohibit shareholders from cumulating their votes,

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 56

PROPOSAL 4 SHAREHOLDER PROPOSAL

it does frustrate the purpose of cumulative voting, which is to make it possible for a minority shareholder to have a member elected to a board of directors.
It is unclear how majority voting would mechanically work if cumulative voting were invoked in the election of directors, particularly with respect to counting “votes cast.” We currently have a nine-member Board. Accordingly, if cumulative voting were invoked, our shareholders would each have nine votes per share of common stock to vote with respect to the election of directors. If majority voting applied to us, assuming 150,000,000 shares of our common stock were present and entitled to vote at an annual meeting and voted where cumulative voting is invoked, it is uncertain whether the number of votes cast is 1,350,000,000 and the director would have to receive at least 675,000,001 votes to be elected or whether the number of votes cast would have to be viewed on a director-by-director basis. Additionally, shares cumulated in favor of certain directors would not be technically voted at all with respect to the election of the other directors and could be considered not cast.
Other states that provide for cumulative voting in the election of directors have recognized the incompatibility of majority voting and cumulative voting. For example, Washington and California law provide that public companies may provide for majority voting in the election of directors but only if they do not allow cumulative voting. Similarly, the Model Business Corporation Act provides that only corporations whose articles of incorporation do not provide for cumulative voting may allow majority voting in the election of directors. Ohio law, however, has not addressed this incompatibility.
Cliffs’ Board is, however, cognizant of recent developments relating to majority voting in director elections. The Board has adopted a resignation policy for directors who fail to receive the vote of a majority of the votes cast in an uncontested election of directors where cumulative voting has not been invoked. Under that policy, the Board of Directors will determine whether to accept or reject the resignation of a director that fails to receive a majority of the votes cast. We believe that our plurality voting standard, coupled with our director resignation policy, continues to promote the best interests of Cliffs’ shareholders and strikes the right balance between ensuring that shareholders have a meaningful role in electing directors and preserving the ability of the Board to exercise independent judgment when considering a director’s tendered resignation. In addition, we believe that our voting system effectively addresses the concerns expressed in the proposal.
Cliffs and its management team firmly believe that sound principles of corporate governance are critical to obtaining and retaining the trust of investors. Those principles are also vital in securing the respect of its employees, customers, suppliers, the communities in which Cliffs operates and the public at large. Cliffs has a strong, knowledgeable Board and an active group of independent directors who interact frequently with the management team. There is a constructive working relationship between the Board and management, and the Board provides valuable advice and counsel to management. The directors have the skills, competencies and experience that allow the Board to oversee and monitor critical activities and results of the Company. Cliffs is committed to maintaining high standards of corporate governance, as evidenced by the following:

•	Eight of the nine Board nominees for 2016 are independent.

•	There is no family relationship among any of Cliffs’ directors and officers.

•	All directors are elected annually, and shareholders have cumulative voting rights.

•	Independent directors have designated a Lead Director and meet at regularly scheduled executive sessions without management.

•	Audit, Compensation and Organization, and committees are composed entirely of independent directors.

•	Our Directors' Plan provides for a combination of cash and equity compensation for our nonemployee directors.

•
In 2015, the Board adopted a Nonemployee Director Retainer Share Election Program, pursuant to which independent or nonemployee directors may elect to receive all or any portion of their annual retainer and any other fees earned in cash in Cliffs' common shares.

•	Our Director Share Ownership Guidelines provide that each director hold or acquire common shares having a market value of at least $250,000 within five years of becoming a director.

•	There is no retirement plan for independent directors elected to the Board subsequent to 1998.

•	A formal code of ethics provides guidance to Cliffs’ directors and employees.
Approval of Proposal No. 4 requires the affirmative vote of a majority of the Common Shares present, in person or represented by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal.
The Board of Directors unanimously recommends a vote “AGAINST” Proposal No. 4.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 57

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Cliffs Natural Resources Inc. (the "Company") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and is reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter in October 2015 and recommended on October 27, 2015 that no material changes were necessary. A copy of the charter is available at http://www.cliffsnaturalresources.com.
The members of the Audit Committee are John T. Baldwin (Chair), Robert P. Fisher, Jr., James S. Sawyer and Gabriel Stoliar, all of whom are independent of the Company in accordance with the listing standards of the New York Stock Exchange ("NYSE") and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent registered public accounting firm.
Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management also is responsible to attest, as of December 31, 2015, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.
The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") and to issue a report thereon. The independent registered public accounting firm is also responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2015.
The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting, including Deloitte's report on the design and operating effectiveness of internal controls.
In this context, the Audit Committee met 10 times in 2015 and held discussions with management and Deloitte. The Audit Committee also regularly met in separate executive sessions with Deloitte, the Company’s internal auditors and executive management, who oversees internal audit and risk management, and Audit Committee members only.
Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2015 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements, including the critical accounting policies and estimates with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed under the PCAOB standards and any other matters required to be discussed under applicable standards, including Auditing Standard No 16.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and the Audit Committee discussed with Deloitte its independence from the Company, including consideration of the compatibility of non-audit services with the firm’s independence.
Based on the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representation of management and the report of Deloitte to the Audit Committee, the Audit Committee recommended to the Board of Directors and the Board has approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee:
J. T. Baldwin, Chairman
R. P. Fisher, Jr.
J. S. Sawyer
G. Stoliar

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 58

PROPOSAL 5	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL
It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as Cliffs’ independent registered public accounting firm for the year ending December 31, 2016. We expect representatives of Deloitte to be present at the 2016 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.
Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2015	2014
Audit Fees (1)	$3,208.3	$4,550
Audit-Related Fees (2)	131.5	200
Tax Fees (3)	—	—
All Other Fees	—	—
TOTAL	$3,339.8	$4,750

(1)
Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2016 and 2015; and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.

(2)
Audit-related fees consist of fees billed, or to be billed, related to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.

(3)	Tax fees consist of fees billed, or to be billed, related to tax consulting services.
Auditor Fees Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chair, or any Audit Committee member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees” and “Audit-Related Fees,” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the voting power of our common shares and shares of our mandatory convertible preferred stock present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote on the ratification of our independent registered public accounting firm, voting together as a single class, is required to approve Deloitte & Touche LLP as our registered public accounting firm.
The Board unanimously recommends that you vote “FOR” Proposal 5 for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 59

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND COMPANY DOCUMENTS

SHAREHOLDER PROPOSALS
To be included in the proxy statement and proxy card for the 2017 Annual Meeting of Shareholders, a shareholder proposal must be received by us on or before November 11, 2016 (or, if the date of the 2017 Annual Meeting is more than 30 days before or after the date of the 2016 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), and must comply with Rule 14a-8 under the Exchange Act.
In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the 2017 Annual Meeting is received by us after March 13, 2017 (or, if the date of the 2017 Annual Meeting is more than 30 days before or after the date of the 2016 Annual Meeting, such notice is not received a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2017 Annual Meeting.
Proposals and other items of business should be directed to the Secretary by fax to (216) 694-6509 or by mail to Secretary, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.
COMPANY DOCUMENTS
Cliffs' 2015 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement in satisfaction of SEC requirements. Additional copies of the proxy materials and 2015 Annual Report are available upon request free of charge. To obtain copies of the proxy materials or Annual Report, please contact our Investor Relations Department to submit your request at (800) 214-0739, by email at ir@cliffsnaturalresources.com or visit our website at http://www.cliffsnaturalresources.com under the "Investors" section. You also may call this number to obtain directions to attend the 2016 Annual Meeting and vote in person.
Pursuant to SEC regulations, the material appearing under the captions "Audit Committee Report" and "Compensation Committee Report" are not deemed to be soliciting material or filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

OTHER INFORMATION

Management does not know of any other items, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which may properly come before the 2016 Annual Meeting or other matters incident to the conduct of the meeting. However, if any such other items shall properly come before the 2016 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement 60

ANNEX A	CLIFFS NATURAL RESOURCES INC. AMENDED AND RESTATED 2014 NONEMPLOYEE DIRECTORS' COMPENSATION PLAN
1.Purposes. The purpose of this Amended and Restated 2014 Nonemployee Directors’ Compensation Plan is to allow for the payment to the Nonemployee Directors of the Company of a portion of the compensation earned by them for services as Directors in Shares or other Share-based awards in order to further align the interests of such Directors with the shareholders of the Company and thereby promote the long-term success and growth of the Company. In addition, this Plan is intended to provide Directors with opportunities to defer receipt of any or all of such compensation.
2.Definitions. As used in this Plan:
(a)“Accounting Date” means, as applicable, December 31 of each year and the last day of each calendar quarter.
(b)“Accounting Period” means the quarterly period beginning on the date immediately following an Accounting Date and ending the next subsequent Accounting Date.
(c)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.
(d)“Beneficiary” means the person or persons (natural or otherwise) designated pursuant to Section 9(d) of this Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change in Control” has the meaning set forth in Section 13 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Committee” means the Governance and Nominating Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan consisting solely of no fewer than two Nonemployee Directors.
(i)“Company” means Cliffs Natural Resources Inc., an Ohio corporation, and its successors.
(j)“Date of Grant” means the date specified by the Committee on which an award granted under this Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)“Deferral Commitment” means an agreement made by a Participant to have all or a portion of his or her awards granted under this Plan that are denominated or payable solely in Shares deferred under the Plan for a specified period and shall include any Payment Election made by a Participant with respect to such awards deferred.
(l)“Deferred Shares” means the awards granted under this Plan that are denominated or payable solely in Shares that are credited to a Participant’s Deferred Share Account pursuant to Sections 7 and 8 and payable to a Participant pursuant to Section 9.
(m)“Deferred Share Account” means the account maintained on the books of the Company for each Participant pursuant to Section 8.
(n)“Director” means a duly elected or chosen member of the Board.
(o)“Effective Date” means the date this Plan is approved by the shareholders of the Company.
(p)“Eligible Director” means a Director who is not an employee of the Company or any of its subsidiaries.
(q)“Election Filing Date” means, with respect to awards granted under this Plan during a Plan Year, December 31 of the calendar year next preceding the first day of such Plan Year.
(r)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the award(s) granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(t)“Fair Market Value” means, as of any particular date, the closing price of a Share as reported for that date on the New York Stock Exchange or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Fair Market Value of a Share will be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

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(u)“Nonemployee Director” means a person who is a “Nonemployee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act.
(v)“Other Award” means an award granted pursuant to Section 6 of this Plan.
(w)“Participant” means an Eligible Director who is selected by the Committee to receive benefits under this Plan.
(x)“Payment Election” has the meaning set forth in Section 7(c) of this Plan.
(y)“Plan” means this Amended and Restated 2014 Nonemployee Directors’ Compensation Plan.
(z)“Plan Year” means the 12-month period beginning January 1 and ending December 31.
(aa)“Predecessor Plan” means the Company’s Nonemployee Directors’ Compensation Plan, as amended and restated, as of December 31, 2008.
(bb)    “Restricted Shares” means Shares granted or sold pursuant to Section 4 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(cc)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 5 of this Plan.
(dd)    “Restricted Stock Units” means an award made pursuant to Section 5 of this Plan of the right to receive Shares, cash or a combination of Shares and cash at the end of a specified period.
(ee)    “Settlement Date” means the date which is the earliest to occur of the following: (i) the date of a Participant’s Termination of Service, (ii) the date of a Participant’s death, and (iii) the date of the occurrence of a Change in Control of the Company that constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), or any successor provision.
(ff)    “Shares” means the common shares of the Company, par value $0.125 per share, or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.
(gg)    “Specified Employee” means a specified employee with respect to the Company (or a controlled group member of the Company) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.
(hh)    “Termination of Service” means a termination of service with the Company that constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(ii)    “Trust” has the meaning set forth in Section 10(b) of this Plan.
(jj)    “Vested Deferred Shares” has the meaning set forth in Section 9(a) of this Plan.
3.Shares Available Under the Plan.
(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 12 of this Plan, the number of Shares that may be issued or transferred (A) as Restricted Shares and released from substantial risks of forfeiture thereof, (B) in payment of Restricted Stock Units, (C) as Other Awards, (D) in settlement of Deferred Shares, or (E) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 1,050,000 Shares (consisting of 300,000 Shares originally approved in 2014 and 750,000 Shares anticipated to be approved by shareholders at the Company’s 2016 Annual Meeting of Shareholders) less one Share for every Share that is issued or transferred on or after January 1, 2014 under the Predecessor Plan, provided that no awards may be granted under the Predecessor Plan after December 1, 2014. Such Shares may be Shares of original issuance or treasury Shares or a combination of the foregoing.

(ii)
Shares covered by an award granted under this Plan will not be counted as used unless and until the Shares are actually issued and delivered to a Participant, but the total number of Shares available under this Plan as of a given date will not be reduced by any Shares relating to prior awards granted under this Plan that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under this Plan, any Shares that were covered by the applicable portion of such award will again be available for issue or transfer hereunder. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate plan limit described above.

(b)Individual Participant Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, in no event will any Participant be granted in any calendar year Shares or other Share-based awards under this Plan having an aggregate value at the Date of Grant(s) in excess of $1,000,000.

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4.Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Subject to Sections 7, 8 and 9, each such grant or sale will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and/or restrictions on transfer hereinafter referred to.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per Share at the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vest upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant, which period of time will be no shorter than one year.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
(e)Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including (i) in the event of the Termination of Service, death or disability of a Participant or (ii) in the event of a Change in Control.
(f)Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.
(g)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee and subject to Sections 7, 8 and 9, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
5.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Shares, cash or a combination of Shares and cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per Share at the Date of Grant.
(c)Each such grant or sale will be subject to a Restriction Period of not less than one year.
(d)Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including (i) in the event of the Termination of Service, death or disability of a Participant or (ii) in the event of a Change in Control.
(e)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Shares.
(f)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Shares or cash, or a combination thereof.
(g)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
6.Other Awards.
(a)Subject to applicable law and the limit set forth in Section 3(b) of this Plan, the Committee may grant to any Participant Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt

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securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 6 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 6.
(c)The Committee may grant Shares or other awards in lieu of obligations of the Company or any of its subsidiaries to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)Notwithstanding anything to the contrary contained in this Plan, any grant of an Other Award under this Section 6 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including (i) in the event of the Termination of Service, death or disability of the Participant or (ii) in the event of a Change in Control.
7.Deferral of Awards.
(a)Deferral Election. A Participant may elect to defer, until the Settlement Date, the receipt of all or a portion of his or her awards granted under this Plan that are denominated or payable solely in Shares awarded during any Plan Year by filing a Deferral Commitment with the Committee by the applicable Election Filing Date for that Plan Year. Such Deferral Commitment shall be effective and irrevocable as of the applicable Election Filing Date for the Plan Year. A Participant’s Deferral Commitment applicable to a Plan Year shall continue to be effective for awards granted under this Plan in each Plan Year thereafter until terminated or modified by filing a new Deferral Commitment with the Committee, provided that such Deferral Commitment must be filed by the applicable Election Filing Date for the Plan Year for which it is to be effective.
(b)Crediting of Deferred Shares. Each award (or portion thereof) granted under this Plan that a Participant defers pursuant to a Deferral Commitment will be automatically converted into a number of Deferred Shares equal to the number of Shares subject to the award (or portion thereof) that the Participant has elected to defer, and the Deferred Shares shall be credited to the Participant’s Deferred Share Account as of the date on which the award is granted. To the extent an award granted under this Plan is subject to a Deferral Commitment, no Shares shall be issued to the Participant until the time provided in Section 9, and the Participant will have no voting, dividend, or other ownership rights until such Shares are issued.
(c)Form of Payment Election. A Participant may elect to receive the Deferred Shares credited to his or her Deferred Share Account to which he or she is entitled under the terms of this Plan in a number of substantially equal annual installments, not to exceed three, at the time specified in Section 9(c) in the event that the Settlement Date is the Participant's Termination of Service (a "Payment Election"). Any such Payment Election must be made in the Deferral Commitment pursuant to which the Deferred Shares were deferred by the applicable Election Filing Date and in accordance with the other requirements applicable to Deferral Commitments in Section 7(a). If a Payment Election is not made in the applicable Deferral Commitment or in the event that the Settlement Date is not the Participant's Termination of Service, the applicable Deferred Shares credited to his or her Deferred Share Account to which he or she is entitled under the terms of this Plan will be paid to the Participant (or his or her Beneficiary in the event of the Participant's death) in a lump sum at the time specified in Section 9(c).
8.Deferred Share Account.
(a)Determination of Deferred Share Account. On any particular date, a Participant’s Deferred Share Account shall consist of the aggregate number of Deferred Shares credited thereto pursuant to Section 7(b), plus any dividend equivalents credited pursuant to Section 8(b), minus the aggregate amount of (i) Deferred Shares with respect to which distributions, if any, have been made pursuant to Section 9 and (ii) forfeitures, if any, of Deferred Shares with respect to unvested awards granted under this Plan.
(b)Crediting of Dividend Equivalents. Each Deferred Share Account shall be credited as of the end of each Accounting Period with additional Deferred Shares equal in value to the amount of cash dividends paid by the Company during such Accounting Period on that number of Shares equivalent to the number of Deferred Shares in such Deferred Share Account during such Accounting Period. The dividend equivalents shall be valued by dividing the dollar value of such dividend equivalents by the Fair Market Value per Share on the Accounting Date next following the dividend payment date. Until a Participant or his or her Beneficiary receives his or her entire Deferred Share Account, the unpaid balance thereof credited in Deferred Shares shall be credited with dividend equivalents as provided in this Section 8(b).
(c)Adjustments to Deferred Share Accounts. Each Participant’s Deferred Share Account shall be immediately debited with the amount of any distributions under the Plan to or on behalf of the Participant or, in the event of his or her death, his or her Beneficiary.
(d)Statements of Deferred Share Accounts. As soon as practicable after the end of each Plan Year, a statement shall be furnished to each Participant or, in the event of his or her death, to his or her Beneficiary showing the status of his or her Deferred Share Account as of the end of the Plan Year, any changes in such Account since the end of the immediately preceding Plan Year, and such other information as the Committee shall determine.

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(e)Vesting of Deferred Share Account. A Participant shall vest in the Deferred Shares credited to his or her Deferred Share Account, and in any dividend equivalents credited pursuant to Section 8(b) that are attributable to such Deferred Shares, in accordance with the vesting schedule and terms and conditions set forth in the Evidence of Award documenting the grant of the applicable award deferred under this Plan. Any Deferred Shares that are not vested on the Settlement Date will be forfeited and the Participant shall cease to have any rights to such forfeited amount.
9.Distribution of Deferred Benefits.
(a)Settlement Date. A Participant, or in the event of such Participant’s death, his or her Beneficiary, shall be entitled to receive the Deferred Shares credited to the Participant’s Deferred Share Account that are vested as of the Settlement Date, as provided in this Section 9 (“Vested Deferred Shares”).
(b)Amount to be Distributed. The amount to which a Participant, or in the event of such Participant’s death, his or her Beneficiary is entitled in accordance with the following provisions of this Section 9 shall be based on the Participant’s adjusted balances in his or her Deferred Share Account determined as of the Accounting Date coincident with or next following his or her Settlement Date that is vested as of the Settlement Date.
(c)Time and Form of Distribution. If a Participant has made a Payment Election pursuant to Section 7(c), in the event the Participant’s Settlement Date is a Termination of Service, the Company shall distribute or cause to be distributed to the Participant, a number of Shares equal to the number of Vested Deferred Shares in the Participant’s Deferred Share Account in the number of substantially equal annual installments elected in the Participant’s applicable Deferral Commitment commencing thirty days after the end of the Accounting Period in which the Settlement Date occurs and continuing on each anniversary of such payment date thereafter until all such installments have been paid. If a Participant has not made a Payment Election or in the event the Participant’s Settlement Date is not a Termination of Service, the Company shall distribute or cause to be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) a number of Shares equal to the number of Vested Deferred Shares in the Participant’s Deferred Share Account in a single distribution thirty days after the end of the Accounting Period in which the Participant’s Settlement Date occurs. A Participant's Vested Deferred Shares may, at the discretion of the Committee, be paid in cash in lieu of Shares at the times otherwise specified by this Section 9(c) for the payment of Vested Deferred Shares. If the Vested Deferred Shares are paid in cash in lieu of Shares, the Company shall pay to the Participant (or his or her Beneficiary in the event of the Participant's death) a cash amount equal to the Fair Market Value of a Share as of the Accounting Date immediately preceding the payment date for each Vested Deferred Share that is scheduled to be distributed on such payment date. This Section 9(c) shall be subject to the requirements of Section 16(d).
(d)Beneficiary Designation. As used in the Plan the term “Beneficiary” means: (i) the person last designated as Beneficiary by the Participant in writing on a form prescribed by the Committee; (ii) if there is no designated Beneficiary or if the person so designated shall not survive the Participant, such Participant’s spouse; or (c) if no such designated Beneficiary and no such spouse is living upon the death of a Participant, or if all such persons die prior to the distribution of the Participant’s balance in his or her Deferred Share Account, then the legal representative of the last survivor of the Participant and such persons, or, if the Committee shall not receive notice of the appointment of any such legal representative by five days prior to the later of (x) the end of the calendar year in which the first payment date specified in Section 9(c) occurs or (y) the 15th day of the third month following the first payment date under Section 9(c), the heirs-at-law of such survivor shall be the Beneficiaries to whom the then remaining vested balance of such Deferred Share Account shall be distributed (in the proportions in which they would inherit his or her intestate personal property). Any Beneficiary designation may be changed from time to time by the filing of a new form. No notice given under this Section 9(d) shall be effective unless and until the Committee actually receives such notice.
(e)Facility of Payment. Whenever any Participant or his or her Beneficiary entitled to payment hereunder shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to apply such payment to his or her own best interests and advantage, the Committee in the exercise of its discretion may direct all or any portion of such payment to be made in any one or more of the following ways: (i) directly to him or her; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any other person, to be expended for his or her benefit; and the decision of the Committee shall in each case be final and binding upon all persons in interest.
10.Financing of Benefits.
(a)Financing of Benefits. The Shares and benefits payable in cash under the Plan to a Participant or, in the event of his or her death, to his or her Beneficiary shall be paid by the Company from its general assets. The right to receive payment of the Shares and benefits payable in cash represents an unfunded, unsecured obligation of the Company. No person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be responsible for such payment.
(b)Security for Benefits. Notwithstanding the provisions of Section 10(a), nothing in this Plan shall preclude the Company from setting aside Shares or funds in trust (“Trust”) pursuant to one or more trust agreements between a trustee and the Company. However, no Participant or Beneficiary shall have any secured interest or claim in any assets or property of the Company or the Trust and all Shares or funds contained in the Trust shall remain subject to the claims of the Company’s general creditors. Notwithstanding the foregoing, in no event shall any amount of Shares be transferred to a Trust if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

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11.Administration of this Plan.
(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by Ohio law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan.
12.Adjustments. The Committee shall make or provide for such adjustments in the number of Shares covered by outstanding Restricted Shares and Restricted Stock Units granted hereunder and, if applicable, in the number of Shares covered by Other Awards, the number of Deferred Shares, in the kind of Shares covered thereby, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such adjustment shall be conclusive and binding for all purposes with respect to the Plan. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards granted under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all such awards so replaced in a manner that complies with Section 409A of the Code. The Committee shall also make or provide for such adjustments in the number of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12.
13.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence after December 1, 2014 of any of the following events:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 13(c)(i), 13(c)(ii) and 13(c)(iii), below.
(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement A-6

Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
14.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards granted under this Plan to Participants who are foreign nationals or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further shareholder approval.
15.Transferability.
(a)Except as otherwise determined by the Committee, no Restricted Share, Restricted Stock Unit, Other Award, dividend equivalents paid with respect to awards made under this Plan, or Deferred Share will be transferable by the Participant except pursuant to a domestic relations order that contains any information required by the Company to effectuate the transfer (to the extent permitted by Section 409A of the Code) or by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value.
(b)The Committee may specify at the Date of Grant that part or all of the Shares that are (i) to be issued or transferred by the Company upon the termination of the Restriction Period applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 4 of this Plan, will be subject to further restrictions on transfer.
16.Taxes, Compliance with Section 409A of the Code.
(a)Any applicable taxes shall be withheld from any distribution or payment hereunder to the extent that the Company believes is required by law.
(b)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(c)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its subsidiaries.
(d)If, at the time of a Participant’s Termination of Service, (i) the Participant will be a Specified Employee and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such Termination of Service.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement A-7

17.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
(b)If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of service as a Director by reason of death, disability or a Termination of Service, or in the event of a Change in Control, to the extent a Participant holds any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time when such other award will be deemed to have been fully earned or the time when such transfer restriction will terminate, or may waive any other limitation or requirement under any such award.
(c)Subject to Section 17(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 12 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
18.Governing Law. This Plan and all grants and awards granted under this Plan and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
19.Effective Date. This Plan will be effective as of the Effective Date. No grants will be made on or after December 1, 2014 under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following December 1, 2014. All elections to defer future compensation or other payments or awards shall cease and no further deferrals will be permitted under the Predecessor Plan starting on the first day of the calendar year coincident with or next following December 1, 2014. No grant will be made under this Plan after April 27, 2026, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
20.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
(c)The Committee may condition the grant of any award under this Plan or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive compensation otherwise payable by the Company or any of its subsidiaries to the Participant.
(d)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award granted under this Plan under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement A-8

ANNEX B	USE OF NON-GAAP FINANCIAL MEASURES
The proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Cliffs has presented Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures that management uses in evaluating operating performance. These non-GAAP measures are presented in the proxy statement for the year ended December 31, 2015 and 2014. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. We provide a reconciliation of these measures to the most directly comparable GAAP measure in the table below.

	(In Millions)
	2015	2014

Net Loss	$(748.4)	$(8,311.6)
Less:
Interest expense, net	(231.4)	(185.2)
Income tax benefit (expense)	(163.3)	1,302.0
Depreciation, depletion and amortization	(134.0)	(504.0)
EBITDA	$(219.7)	$(8,924.4)
Less:
Impairment of goodwill and other long-lived assets	$(3.3)	$(635.5)
Impact of discontinued operations	(892.0)	(9,332.5)
Gain on extinguishment of debt	392.9	16.2
Severance and contractor termination costs	(10.2)	(23.3)
Foreign exchange remeasurement	16.3	29.0
Proxy contest and change in control costs in SG&A	—	(26.6)
Supplies inventory write-off	(16.3)	—
Total Adjusted EBITDA	$292.9	$1,048.3

EBITDA:
U.S. Iron Ore	$317.6	$805.6
Asia Pacific Iron Ore	35.3	(352.9)
Other (including discontinued operations)	(572.6)	(9,377.1)
Total EBITDA	$(219.7)	$(8,924.4)

Adjusted EBITDA:
U.S. Iron Ore	$352.1	$833.5
Asia Pacific Iron Ore	32.7	252.9
Other	(91.9)	(38.1)
Total Adjusted EBITDA	$292.9	$1,048.3

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-1

	(In Millions, Except Per Share Amounts)
	Year Ended December 31,
	2015	2014
Income (Loss) from Continuing Operations	$143.7	56.4
Loss (Income) from Continuing Operations Attributable to Noncontrolling Interest	(8.6)	(25.9)
Net Income (Loss) from Continuing Operations attributable to Cliffs shareholders	$135.1	30.5
Loss from Discontinued Operations, net of tax	(884.4)	(7,254.7)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(749.3)	(7,224.2)
PREFERRED STOCK DIVIDENDS	(38.4)	(51.2)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(787.7)	(7,275.4)
Less:
Impairment of goodwill and other long-lived assets	$(3.3)	$(635.5)
Gain on extinguishment of debt	392.9	16.2
Severance and contractor termination costs	(10.2)	(23.3)
Foreign exchange remeasurement	16.3	29.0
Proxy contest and change in control in SG&A	—	(26.6)
Supplies inventory write-off	(16.3)	—
Tax effect of adjustments	7.3	(3.4)
Income tax valuation allowances	(165.8)	—
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	(124.2)	622.9
Weighted average number of shares:
Basic	153.2	153.1
Employee stock plans	—	0.7
Depositary Shares	—	25.2
Diluted	$153.2	179.0
Earnings (loss) per Common Share Attributable to Cliffs Common Shareholders - Basic:
Continuing operations	$(0.81)	$4.07
Discontinued operations	(5.77)	(47.38)
	$(6.58)	$(43.31)
Earnings (loss) per Common Share Attributable to Cliffs Common Shareholders - Diluted:
Continuing operations	$(0.81)	$3.77
Discontinued operations	(5.77)	(40.53)
	$(6.58)	$(36.76)

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-2

Notice of Annual Meeting
of Shareholders
and Proxy Statement

**CLIFFS**

***CLIFFS NATURAL RESOURCES INC.***
***ATTN: EVP, CHIEF LEGAL OFFICER & SECRETARY***
***200 PUBLIC SQUARE, SUITE 3300***
***CLEVELAND, OH 44114-2315***

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03175-P73472-Z67448

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**CLIFFS NATURAL RESOURCES INC.**

**The Board of Directors recommends you vote FOR the following proposals:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. J.T. Baldwin | ☐ | ☐ | ☐ |
| 1b. R.P. Fisher, Jr. | ☐ | ☐ | ☐ |
| 1c. L. Goncalves | ☐ | ☐ | ☐ |
| 1d. S.M. Green | ☐ | ☐ | ☐ |
| 1e. J.A. Rutkowski, Jr. | ☐ | ☐ | ☐ |
| 1f. J.S. Sawyer | ☐ | ☐ | ☐ |
| 1g. M.D. Siegal | ☐ | ☐ | ☐ |
| 1h. G. Stoliar | ☐ | ☐ | ☐ |
| 1i. D.C. Taylor | ☐ | ☐ | ☐ |

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Approval of the Cliffs Natural Resources Inc. Amended and Restated 2014 Nonemployee Directors' Compensation Plan; | ☐ | ☐ | ☐ |
| 3. Approval, on an advisory basis, of our named executive officers' compensation; | ☐ | ☐ | ☐ |
| **The Board of Directors recommends you vote AGAINST the following proposal:** | | | |
| 4. Shareholder proposal regarding majority voting in director elections; | ☐ | ☐ | ☐ |
| **The Board of Directors recommends you vote FOR the following proposal:** | | | |
| 5. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cliffs to serve for the 2016 fiscal year; | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E03176-P73472-Z67448

**PROXY - CLIFFS NATURAL RESOURCES INC.**
**NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS**
**PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING**

Susan M. Green, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Cliffs Natural Resources Inc. to be held on April 27, 2016 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**